Exhibit 10.2
Execution Version

SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL
TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS
BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE
TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (* * *).
GAS TREATING AND CO2 DELIVERY AGREEMENT
by and between
SANDRIDGE EXPLORATION AND PRODUCTION, LLC
and
OXY USA INC.
Dated June 29, 2008

i

Exhibits

Exhibit A	Annual Oxy CO2 Requirement
Exhibit B	Measurement and Measurement Equipment
Exhibit C	CO2 Credits and Costs
Exhibit D	Insurance
Exhibit E	Inlet Gas, Residue Gas and CO2 Specifications
Exhibit F	Delivery Points

GAS TREATING AND CO2 DELIVERY AGREEMENT
THIS GAS TREATING AND CO2 DELIVERY AGREEMENT is entered into as of June 29, 2008 (the “Effective Date”) by and between SandRidge Exploration and Production, LLC, a Delaware limited liability company (“SD”), and Oxy USA Inc., a Delaware corporation (“Oxy”).
Recitals
     Pursuant to the Construction Management Agreement, SD and Oxy have made various covenants and agreements regarding the design, construction and installation of the Century Facilities. The Century Facilities will be owned by Oxy, and upon transfer of care, custody and control of the Century Facilities to Oxy, Oxy will commence operating the Century Facilities.
     SD desires to enter into this Agreement in order to effectuate the disposal of CO2 that results from the treating of SD Gas in the Century Plant and the Legacy Plants.
     SD and Oxy desire to enter into this Agreement to set forth various rights and obligations of SD and Oxy with regard to the Century Facilities and the delivery and taking of CO2 from the Legacy Plants.
     Capitalized terms used in these Recitals shall have the meanings ascribed to such terms in Article I.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein and intending to be legally bound, SD and Oxy agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. In addition to any terms or expressions defined elsewhere in this Agreement, the terms or expressions set forth below shall have the following meanings in this Agreement. All references in this Agreement to any volume or quantity of Gas or CO2 shall be deemed to refer to the number of MSCF of such Gas or CO2, as applicable, unless a different measurement metric is used in connection with any such reference to any volume or quantity of CO2 or Gas.
     “Adjusted Annual Oxy CO2 Percentage” shall have the meaning ascribed to such term in Section 4.9(b).
     “Adjusted Oxy Allocated Century Plant Fuel and Power Percentage” shall have the meaning ascribed to such term in Section 3.5(c).
     “Affiliate” shall mean, in relation to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, “control” (including “controlled by” and “under common control with”) as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     “Agreement” shall mean this Gas Treating and CO2 Delivery Agreement, including all exhibits hereto, as the same may be amended from time to time.
     “Annual CO2 Delivery Deficiency” shall mean, as to any applicable Year, the positive number (if any) resulting from (a) the Annual Oxy CO2 Requirement for such Year minus (b) the sum (i) of the Delivered SD CO2 for such Year, and (ii) Deemed Delivered CO2 Volumes for such Year.
     “Annual CO2 Take Deficiency” shall mean, as to any applicable Year, the positive number (if any) resulting from (a) the Annual Oxy CO2 Requirement for such Year, minus (b) the sum of (i) the Delivered SD CO2 for such Year, and (ii) the Deemed Taken CO2 Volumes for such Year.
     “Annual Oxy Century Plant Per MSCF CO2 Cost” for any Year shall mean (a) the positive difference between (i) the aggregate for such Year of the SD Century Plant Monthly Gas Fuel and Power Cost Amount less (ii) the aggregate amounts required to be paid by SD pursuant to Section 3.5(f) for such Year; then divided by (b) the aggregate for such Year of the Century Plant CO2.
     “Annual Oxy CO2 Requirement” shall mean as to each Year, the quantity of CO2 set forth on Exhibit A for such Year, as adjusted pursuant to Sections 4.5(c), 4.7(a), 4.8(a) and 4.9(e).
     “Applicable Laws” shall mean all statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority including Environmental Laws, all health, building, fire, safety and other codes, ordinances and requirements and all applicable standards of the National Board of Fire Underwriters, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment; in each case, as applicable to Oxy, SD or the Century Facilities, as the case may be.
     “Authorized Representative” shall mean, with respect to each Party, the individual appointed by such Party pursuant to Section 16.13 to act on such Party’s behalf with respect to that Party’s duties and responsibilities under this Agreement.
     “Average Monthly CO2 Concentration of SD Gas” shall mean, for any Month, the weighted average mole % concentration of CO2 in the SD Gas delivered to the Century Plant for such Month.
     “Average Daily CO2 Amount” shall mean, (a) as to any day during a Month that the Annual Oxy CO2 Requirement is described on a Month-by-Month basis, the portion of the Annual Oxy CO2 Requirement applicable to such Month, divided by the number of days in such Month, and (b) otherwise, the Annual Oxy CO2 Requirement divided by 365.
     “British Thermal Unit” or “Btu” means the quantity of heat required to raise the temperature of one pound of water from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit.
     “Business Day” means a calendar day other than Saturday, Sunday or a legal or bank holiday in the State of Texas.

     “Carbon Dioxide” or “CO2” shall mean a substance primarily composed of molecules containing one atom of carbon and two atoms of oxygen and containing at least 95 percent by volume of such molecules.
     “Century Facilities” shall mean the Century Plant and Pipelines.
     “Century Facilities In-Service Date” shall mean the first day of the first month following the date that all portions of the Century Facilities have been transferred to Oxy pursuant to Section 5.2 of the Construction Management Agreement.
     “Century Plant” shall mean the gas treating plant constructed pursuant to the Construction Management Agreement.
     “Century Plant CO2” shall mean, as to any applicable day, Month or Year, the total quantity of CO2 measured at the Century Plant CO2 Delivery Point resulting from the treatment of SD Gas that has been delivered to the Century Plant during such period.
     “Century Plant CO2 Delivery Point” shall mean the location at which CO2 delivered from the Century Plant into the McCamey CO2 Pipeline is measured (including associated meter(s)).
     “Century Facilities Design Deficiencies” shall mean any design deficiencies, failure in process, construction deficiencies, or other shortcomings in the Century Facilities that negatively impact the operation, treating capacity, or efficiency of the Century Plant and that are identified by Oxy (a) on or before the end of the first full calendar Year of operation following the Century Facilities In-Service Date, (b) following the end of such first full calendar Year of operation and the particular design deficiency, failure in process, construction deficiency or other shortcoming was not discovered during such first full calendar Year of operation because the actual operation of the Century Plant during such Year did not permit the discovery of the same, or (c) following the end of such first full calendar Year of operation and are the result of operating conditions at the Century Plant falling outside the design specifications for the Century Plant; and in the case of each of clause (a), (b) and (c) above, excluding any such design deficiency, failure in process, construction deficiency or other shortcoming as to periods from and after (but not before) the time such design deficiency, failure in process, construction deficiency or other shortcoming is cured or remedied. Any disputes between the Parties with respect to clause (b) or (c) above shall be resolved pursuant to Section 16.5(b).
     “Century Plant Monthly Gas Fuel and Power Cost Amount” shall have the meaning ascribed to such term in Section 3.5(a).
     “Century Plant Net Power Amount” shall mean, as to any applicable Month, the Century Plant Power Cost less the Century Plant Power Revenue. The Century Plant Net Power Amount for any Month may be a positive or negative number.
     “Century Plant Power Cost” shall mean, as to any applicable Month, the cost of electricity used in the operation of the Century Plant that is purchased from third party electricity suppliers.

     “Century Plant Power Revenue” shall mean, as to any applicable Month, the amount of money received by the operator of the Century Plant (excluding any set-off amount, if any, in respect of Century Plant Power Costs) for electricity generated on site at the Century Plant and placed into the electric transmission grid serving the Century Plant.
     “Century Plant Products” shall mean ethane, propane, iso-butane, normal butane, iso-pentane, normal pentane, hexanes plus any other liquid hydrocarbon product except for Residue Gas, or any mixtures thereof, and any incidental methane included in any Century Plant Products, which are separated, extracted, recovered or condensed, and saved, from Gas treated in the Century Plant.
     “Century Plant Products Delivery Point” shall mean the location at which Century Plant Products resulting from the treatment of Gas at the Century Plant are measured (including associated meter(s)).
     “Century Plant Receipt Point” shall mean the location at which Gas delivered to the Century Plant is measured (including associated meter(s)).
     “Century Plant Residue Gas Delivery Point” shall mean the location at which Residue Gas resulting from the treatment of Gas at the Century Plant is measured (including associated meter(s)).
     “Claims” shall mean any claim, cause of action, demand, proceeding or lawsuit and all costs, expenses, disbursements and damages incurred in connection therewith including reasonable attorneys’ fees, disbursements and costs of court.
     “Confidential Information” shall have the meaning ascribed to such term in Section 16.3.
     “Construction Management Agreement” shall mean the Construction Management Agreement dated as of the Effective Date by and between SD and Oxy, as the same may be amended from time to time.
     “Conversion Methodology” shall mean, as applicable, (a) 0.65 MCF of CO2 per MCF of Gas, and (b) 1.5385 MCF of Gas per MCF of CO2.
     “CP Delivery Shortfall Volume” shall have the meaning ascribed to such term in Section 4.6(d).
     “D” means “per day” and is used to quantify a flow rate.
     “Deemed Daily Treatment Capacity” shall mean for any given day following the Selexol Unit In-Service Date, the lesser of (a) the Designed Inlet Capacity Volume and (b) the Annual Oxy CO2 Requirement for the Year in which such day occurs (such volumes of CO2 to be converted to SD Gas volumes using the Conversion Methodology) divided by 365.
     “Deemed Delivered CO2 Volumes” shall mean, as to any applicable Year and without duplication, the sum of:

(a)	the volumes of SD Gas that are Properly Nominated and Made Available for Delivery by SD at the Century Plant pursuant to Section 3.1 that Oxy is excused from taking by Force Majeure pursuant to Article XIV (such volumes of SD Gas to be converted to CO2 volumes using the Conversion Methodology);

(b)	the volumes of SD Gas that are Properly Nominated and Made Available for Delivery by SD at the Century Plant that Oxy is required to take pursuant to Section 3.1 that Oxy fails to take for reasons other than Force Majeure (such volumes of SD Gas to be converted to CO2 volumes using the Conversion Methodology);

(c)	the volumes of Legacy Plant Oxy CO2 that are Properly Nominated by SD that SD is required to deliver pursuant to Section 4.1 but fails to so deliver to the extent that SD is excused from such delivery by Force Majeure pursuant to Article XIV; and

(d)	the volume of Legacy Plant Oxy CO2 that are Properly Nominated and Made Available for Delivery by SD that Oxy is required to take pursuant to Section 4.1 that Oxy fails to take for any reason.
For clarification purposes, the phrase “without duplication” as used above means that a particular volume of CO2 or SD Gas can only be counted once for purposes of this definition even though such volume would be (but for such “without duplication” phrase) covered by more than one of clauses (a), (b), (c) and (d) of this definition.
     “Deemed Runtime Percentage” shall mean, as to any applicable Month and without duplication,
(a)	the sum of
(i)	the volumes of SD Gas that are delivered to the Century Plant by SD during such Month;

(ii)	the volumes of SD Gas that the party acting as operator of the Century Plant is excused from treating during such Month because of Force Majeure pursuant to Article XIV;

(iii)	the volumes of SD Gas that SD fails to deliver to the Century Plant during such Month because of Force Majeure impacting SD pursuant to Article XIV;

(iv)	the volumes of SD Gas that the party acting as operator of the Century Plant is unable to treat during such Month because of Major Maintenance at the Century Plant;

(v)	the volumes of SD Gas that the party acting as operator of the Century Plant is unable to treat during such Month because of (A) Century

Facilities Design Deficiencies, or (B) the construction of the remaining portions of the Century Facilities during operation of the Century Plant (as described in Section 5.5 of the Construction Management Agreement);

(vi)	the volumes of SD Gas that Oxy (while serving as the operator of the Century Plant) is unable to treat during such Month because of any decrease in Century Plant efficiencies caused by (A) Off-Spec Gas delivered by SD to the Century Plant, or (B) SD Gas delivered by SD to the Century Plant having a CO2 concentration that reduces the treating capacity of the Century Plant;

(vii)	during any period that Oxy is serving as the operator of the Century Plant, any other volumes of SD Gas (as to any day, up to the Designed Inlet Capacity Volume) that SD fails to deliver during such Month;

(viii)	during any period that SD is serving as the operator of the Century Plant, the volumes of SD Gas that SD is unable to treat during such Month because of any decrease in Century Plant efficiencies caused by (A) Off-Spec Gas delivered by SD to the Century Plant (limited, however, to the average decrease in Century Plant efficiencies caused by Off-Spec Gas delivered by SD to the Century Plant during the three Months preceding the date SD takes over as operator of the Century Plant); or (B) SD Gas delivered by SD to the Century Plant having a CO2 concentration that reduces the treating capacity of the Century Plant (limited, however, to the average decrease in Century Plant efficiencies caused by SD Gas delivered by SD to the Century Plant during the three Months preceding the date SD takes over as operator of the Century Plant having a CO2 concentration that reduces the treating capacity of the Century Plant); and

(ix)	during any period SD is serving as the operator of the Century Plant, any other volumes of SD Gas (as to any day, up to the lesser of (A) the Designed Inlet Capacity Volume and (B) the average daily volume of SD Gas covered by clause (vii) above over the three Months preceding such Month) that SD fails to deliver during such Month; provided, any reduction in SD Gas volumes that are Properly Nominated and Delivered in accordance with the Annual Oxy CO2 Requirement shall not count against SD;
(b)	divided by the product of (i) the number of days in such Month, multiplied by (ii) the Designed Inlet Capacity Volume.
For clarification purposes, the phrase “without duplication” as used above means that a particular volume of SD Gas can only be counted once for purposes of this definition even though such volume would be (but for such “without duplication” phrase) covered by more than one of clauses (a)(i) — (vii) of this definition

     “Deemed Taken CO2 Volumes” shall mean, as to any applicable Year and without duplication, the sum of
(a)	the volumes of SD Gas that are Properly Nominated and Made Available for Delivery by SD pursuant to Section 3.1 that Oxy is excused from taking by Force Majeure pursuant to Article XIV (such volumes of SD Gas to be converted to CO2 volumes using the Conversion Methodology);

(b)	the Performance Carve-Out Volumes (such volumes of SD Gas to be converted to CO2 volumes using the Conversion Methodology);

(c)	the volumes of CO2 that SD are required to deliver pursuant to Section 4.1 but fails to deliver for any reason; and

(d)	the volumes of CO2 that Oxy are required to take pursuant to Section 4.1 to the extent that Oxy is excused from such obligation to take by Force Majeure pursuant to Article XIV.
For clarification purposes, the phrase “without duplication” as used above means that a particular volume of CO2 or SD Gas can only be counted once for purposes of this definition even though such volume would be (but for such “without duplication” phrase) covered by more than one of clauses (a), (b), (c) and (d) of this definition.
     “Deficient Party” shall have the meaning ascribed to such term in Section 4.9(a).
     “Delivered SD CO2” shall mean, for any applicable day or Year, the sum of Century Plant CO2 and Legacy Plant Oxy CO2 delivered by SD to Oxy during such period pursuant to this Agreement.
     “Denver City Facilities” shall mean those facilities owned by Oxy or third parties located in Denver City, Texas and used for the collection, distribution and transportation of CO2 (whether owned by Oxy or third parties).
     “Designed Inlet Capacity Volume” shall mean (a) commencing upon the Selexol Unit In-Service Date and continuing until the Train 1 In-Service Date, 100 MMSCFD, (b) commencing on the Train 1 In-Service Date until the Century Facilities In-Service Date, 400 MMSCFD, and (c) commencing upon the Century Facilities In-Service Date and continuing thereafter, 675 MMSCFD.
     “Effective Date” shall have the meaning ascribed to such a term in the Preamble to this Agreement.
     “Environmental Law” shall mean any and all Applicable Laws pertaining to pollution, protection of human health or the environment, or workplace health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control

Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and all similar Applicable Laws of any Governmental Authority having jurisdiction over the Century Facilities or their respective operations, and all amendments to such Applicable Laws and all regulations implementing any of the foregoing.
     “Executive Officer” shall mean, with respect to Oxy, any officer of Occidental Petroleum Corporation with the title of vice president or any title senior to vice president, and with respect to SD, any officer of SD with the title of executive vice president or any title senior to executive vice president.
     “Final Monthly SD Gas Delivery Nomination” shall have the meaning ascribed to such term in Section 3.4(b).
     “Final Legacy Plant CO2 Nomination” shall have the meaning ascribed to such term in Section 4.4(b).
     “Final Three Year Monthly Delivery Schedule” shall have the meaning ascribed to such term in Section 4.5(b).
     “FM Assets” shall have the meaning ascribed to such term in Section 14.1(b)(i).
     “Force Majeure” shall have the meaning ascribed to such term in Section 14.1.
     “Gas” shall mean all hydrocarbon and non-hydrocarbon substances produced from gas and/or oil wells in a gaseous state.
     “Governmental Authority” shall mean any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the U. S., or any other state that has or obtains jurisdiction over the matter in question, or any political subdivision thereof.
     “Grey Ranch CO2 Pipeline” shall mean the pipeline from the Grey Ranch Plant to the Mitchell Interconnect, and all facilities and equipment relating thereto constructed pursuant to the Construction Management Agreement, which pipeline shall be sized to accommodate all of the CO2 output of the both the Grey Ranch Plant and the Pikes Peak Plant (both operating at full capacity).
     “Grey Ranch Plant” shall mean the gas treating plant currently owned by SD and located in Pecos County, Texas.
     “HR Liabilities” shall have the meaning ascribed to such term in Section 3.3(k)(iii).
     “IF Waha” shall mean, for any applicable Month, the price per MMBtu of natural gas stated in U.S. Dollars, published under the heading “Market Center Spot-Gas Prices ($/MMBtu): West Texas: Waha: Index” in the issue of Inside FERC that reports prices effective on the first day of such Month.

     “Indemnified Parties” shall have the meaning ascribed to such term in Section 13.1.
     “Indemnifying Party” shall have the meaning ascribed to such term in Section 13.1.
     “Labor Difficulties” shall mean strikes and other forms of organized actions by labor or other personnel to stop or significantly reduce or slow down work or production or to withdraw or withhold labor or services.
     “Legacy Opex” shall have meaning ascribed to such term in Section 4.6(a).
     “Legacy Plant CO2 Nomination” shall have the meaning ascribed to such term in Section 4.4(a) and in the form below:

Quantity of
		Quantity of SD	Legacy Plant Oxy	Total Quantity
Delivered to Oxy	Legacy Plant	Equity CO2	CO2	of CO2
by SD	Delivery Point	(MMFSCD)	(MMFSCD)	(MMFSCD)

     “Legacy Plant Delivery Points” shall mean the points of delivery of Legacy Plant Oxy CO2 and SD Equity CO2 (and associated measurement meter(s)) (a) from the Grey Ranch Plant into the Grey Ranch CO2 Pipeline, (b) from the Mitchell Plant into the Mitchell Interconnect, (c) the McCamey Delivery Point and (d) from the Pikes Peak Plant into the Grey Ranch CO2 Pipeline. Such delivery points are generally located at or near the points shown on Exhibit F.
     “Legacy Plant Oxy CO2” shall mean, as to any applicable Month or Year, the volumes of CO2 resulting from the treatment of Gas at the Legacy Plants that are Properly Nominated and Delivered by SD to Oxy at the specified Legacy Plant Delivery Points during such period.
     “Legacy Plants” shall mean the Pikes Peak Plant, the Grey Ranch Plant and the Mitchell Plant and each of their associated compressor facilities.
     “LIBOR” shall mean the one (1) month interest rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing interest rate quotations comparable to those currently provided on such page of such service) at approximately 11:00 a.m., London time.
     “Loss and Unaccounted For” means, with respect to hydrocarbons and CO2, volumes that are released into the atmosphere or otherwise removed from the system and not made available as Residue Gas, Plant Fuel, Century Plant Products or Century Plant CO2 for delivery at the respective delivery points set forth herein. Loss shall be determined by the operator of the Century Plant and may be measured directly, such as with a vent or flare meter, or indirectly measured, such as through subtraction of volumes as measured at Century Plant inlet meters from Century Plant outlet meter on a per MMBtu basis, not including an allowance for reasonable measurement errors as determined by the operator of the Century Plant.
     “M” means one thousand.
     “Major Maintenance” shall mean maintenance activities at the Century Plant that require a reduction in plant throughput or a shutdown of all or part of a plant process. For clarification purpose, Major Maintenance does not include maintenance on spared (n+1) rotating equipment.
     “MM” means one million.
     “McCamey CO2 Pipeline” shall mean the 24-inch in diameter pipeline from the Century Plant to the McCamey Pump Station and all facilities and equipment relating thereto constructed pursuant to the Construction Management Agreement.
     “McCamey Delivery Point” shall mean the interconnection between the Val Verde Pipeline and the Oxy CO2 Pipelines located near McCamey, Texas.
     “McCamey Pump Station” shall mean the booster pumps operated by SD and located near McCamey, Texas.
     “Methane Standard” shall have the meaning ascribed to such term in Section 3.3(b).
     “MSCF” shall mean 1,000 standard cubic feet of Gas or CO2 (as applicable) at a standard pressure base of 14.73 pounds per square inch absolute dry and standard temperature base of 60 degrees Fahrenheit.
     “Mitchell Interconnect” shall mean the interconnection point between the Grey Ranch Pipeline and the McCamey CO2 Pipeline which will be located at or in the vicinity of the Mitchell Plant.
     “Mitchell Plant” shall mean the gas treating plant currently operated by Anadarko Petroleum Corporation and located 14 miles South and 23 miles East of Fort Stockton, Texas.
     “MMBtu” shall mean 1,000,000 Btus.
     “MMSCF” shall mean 1,000,000 standard cubic feet of Gas or CO2 (as applicable) at a standard pressure base of 14.73 pounds per square inch absolute dry and standard temperature base of 60 degrees Fahrenheit.
     “Month” shall mean the period commencing at 00:01 o’clock a.m. Central Time, on the first day of a calendar month and ending at 00:01 o’clock a.m., Central Time, on the first day of the next succeeding calendar month.
     “Monthly SD Equity CO2 Redelivery Schedule” shall have the meaning ascribed to such term in Section 4.4(c).

     “Monthly SD Gas Delivery Nomination” shall have the meaning ascribed to such term in Section 3.4(a).
     “NYMEX WTI” shall mean, for any applicable Month, the average of the daily closing prices per barrel of West Texas Intermediate light sweet crude oil on the New York Mercantile Exchange, stated in U.S. Dollars, as made public by the New York Mercantile Exchange for such Month.
     “Off-Spec CO2” shall have the meaning ascribed to such term in Section 4.3(b)(i).
     “Off-Spec Gas” shall mean Gas that is not consistent with the specification set forth in the part of Exhibit E labeled “Inlet Gas”.
     “Original Oxy Requirement” shall mean the treating requirement of Oxy pursuant to Section 3.1 and the take requirement of Oxy pursuant to Section 4.1(b), in each case prior to any adjustment pursuant to Sections 4.5(c), 4.7(a), 4.8(a) and 4.9.
     “Original SD Requirement” shall mean the delivery requirement of SD pursuant to Section 4.1(a) prior to any adjustment pursuant to Sections 4.5(c), 4.7(a), 4.8(a) and 4.9.
     “Outstanding Amount” shall have the meaning ascribed to such term in Section 10.6.
     “Oxy” shall have the meaning ascribed to such term in the preamble to this Agreement.
     “Oxy Allocated Century Plant Fuel and Power Percentage” shall mean 43% as such percentage is adjusted Monthly after the Selexol Unit In-Service Date by the following equation and subject to the minimum and cap described below:

((NYMEX WTI/IF Waha) divided by ($72.35/$6.261)) times 0.43	=	Oxy Allocated Century
Plant Fuel and Power
Percentage
     As adjusted pursuant to the preceding equation, such percentage shall be capped at 75% and shall not be reduced below 25%.
     “Oxy Banked CO2” shall mean, in respect of any Year (or partial Year) from and after the earlier of (i) January 1, 2011, or (ii) the Train 1 In-Service Date, the positive difference (if any) between:
     (a) the sum of volume of CO2 (on a MSCF basis) that (i) is delivered by SD from the Legacy Plants and taken by Oxy pursuant to this Agreement, and (ii) results from the treatment at the Century Plant of SD Gas that is delivered by SD and taken by Oxy pursuant to this Agreement, less (b) the Annual Oxy CO2 Requirement.
     “Oxy CO2 Pipelines” shall have the meaning ascribed to such term in Section 6.2.

     “Oxy CO2 Redelivery Points” shall mean those custody meter transfer points on Oxy CO2 Pipelines where SD takes delivery of SD Equity CO2.
     “Oxy Reallocated Volumes” shall have the meaning ascribed to such term in Section 4.8(a).
     “Party” and “Parties” shall mean SD and Oxy and their respective permitted successors and assigns.
     “Per MSCF CO2 Cost” shall have the meaning ascribed to such term in Section 4.6(a).
     “Per MSCF Weighted Average CO2 Cost” shall have the meaning ascribed to such term in Section 4.6(a).
     “Performance Carve-Out Volumes” shall mean, as to any applicable Year, the sum of the volumes included in sub clauses (ii) through (ix) of clause (a) of the definition of the term “Deemed Runtime Percentage” for the same Year.
     “Person” shall mean any natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, joint stock company, government or any agency or political subdivision thereof or any other entity.
     “Pikes Peak Plant” shall mean the gas treating plant currently owned by SD and located in Pecos County, Texas.
     “Pipelines” shall mean the McCamey CO2 Pipeline and the Grey Ranch CO2 Pipeline.
     “Plant Fuel” shall mean, as to any applicable Month, the MMBtu volume of metered Gas or other hydrocarbons used or consumed as fuel in the operation (including compression) of the Century Plant or the Legacy Plants, as applicable.
     “Properly Nominated” shall mean (a) with respect to SD Gas, quantities of SD Gas properly nominated by SD in accordance with Article III of this Agreement, and (b) with respect to Legacy Plant Oxy CO2, quantities of Legacy Plant Oxy CO2 properly nominated by SD in accordance with Article IV of this Agreement.
     “Properly Nominate and Deliver”, and derivatives therof, shall mean (a) with respect to SD Gas, quantities of SD Gas properly nominated and delivered by SD to Oxy in accordance with Article III of this Agreement, and (b) with respect to Legacy Plant Oxy CO2, quantities of Legacy Plant Oxy CO2 properly nominated and delivered by SD to Oxy in accordance with Article IV of this Agreement.
     “Properly Nominate and Make Available for Delivery” shall mean (a) with respect to SD Gas, quantities of SD Gas properly nominated by SD in accordance with Article III of this Agreement that SD makes available for delivery to Oxy pursuant to the terms of this Agreement but that Oxy fails to take, and (b) with respect to Legacy Plant Oxy CO2, quantities of Legacy Plant Oxy CO2 properly nominated by SD in accordance with Article III of this Agreement that

SD makes available for delivery to Oxy pursuant to the terms of this Agreement but that Oxy fails to take.
     “Reasonable and Prudent Person” shall mean a Person seeking in good faith and acting reasonably (taking into account cost and commercial considerations) to perform its contractual obligations and, in so doing and in the general conduct of such undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced Person engaged in the same type of undertaking under the same or similar circumstances and conditions, and the expression the “Standard of a Reasonable and Prudent Person” shall be construed accordingly.
     “Released Parties” shall have the meaning ascribed to such term in Section 13.3.
     “Releasing Party” shall have the meaning ascribed to such term in Section 13.3.
     “Residue Gas” shall mean hydrocarbon gas (primarily methane) resulting from the treatment at the Century Plant of SD Gas for the removal of Century Plant Products and CO2 therefrom and delivered to the Century Plant Residue Gas Delivery Point.
     “Royalty Obligations” shall mean all monetary and other obligations owed to the owners of any royalty interest in SD Gas, Residue Gas, Century Plant Products, CO2 resulting from the treatment of SD Gas, or CO2 delivered by SD to Oxy hereunder.
     “SD” shall have the meaning ascribed to such term in the preamble to this Agreement.
     “SD Banked CO2” shall mean, in respect of any Year (or partial Year),
     (a) any volume of CO2 (on an MSCF basis) delivered by SD and taken by Oxy prior to the earlier of (i) January 1, 2011, and (ii) the Train 1 In-Service Date, and
     (b) from and after the earlier of (i) January 1, 2011, and (ii) the Train 1 In-Service Date, the positive difference (if any) between
     (A) the sum of the volume of CO2 (on a MSCF basis) that (1) is delivered by SD from the Legacy Plants and taken by Oxy pursuant to this Agreement, and (2) results from the treatment at the Century Plant of SD Gas that is delivered by SD to Oxy pursuant to this Agreement, less
     (B) the Annual Oxy CO2 Requirement.
     “SD Century Plant Monthly Gas Fuel and Power Cost Amount” shall have the meaning ascribed to such term in Section 3.5(b).
     “SD Equity CO2” shall mean, as to any applicable Month or Year, volumes of CO2 resulting from the treatment of Gas at the Legacy Plants other than Legacy Plant Oxy CO2.
     “SD Gas” shall mean Gas owned by SD or Gas as to which SD or an Affiliate of SD has the right to market or treat (as applicable) the same.

     “SD Reallocated Volumes” shall have the meaning ascribed to such term in Section 4.7(a).
     “SD Self Retention Amount” shall have the meaning ascribed to such term in Section 3.3(k)(v).
     “SD Upstream Compressor Facilities” shall mean any compressor station servicing the Legacy Plants or the Century Plant that either (a) is greater than 6,000 horsepower or (b) has a throughput capacity of greater than 70 MMSCFD.
     “Section 4.9 Notice” shall have the meaning ascribed to such term in Section 4.9(a).
     “Section 4.9 Payment” shall have the meaning ascribed to such term in Section 4.9(c).
     “Selexol Unit In-Service Date” shall mean the first day of the first month following the date on which care, custody and control of the Selexol Unit (as defined in the Construction Management Agreement) is transferred to Oxy pursuant to Section 5.2 of the Construction Management Agreement.
     “Seminole Pipeline” shall have the meaning ascribed to such term in Section 6.1.
     “Seminole Pipeline In Service Date” shall have the meaning ascribed to such term in Section 6.1.
     “Standard Cubic Feet” or “SCF” means the quantity of gaseous material which, at a temperature of 60°F and a pressure of 14.73 psia occupies a volume of one cubic foot.
     “Stipulated MSCF Amount” shall mean (a) as to Oxy, $0.70 per MSCF, and (b) as to SD, $0.70 per MSCF (i) as to any Year in which the weighted average of the Average Monthly CO2 Concentration of SD Gas for such Year is less than 60 mole%, (ii) for the purpose of calculating the Section 4.9 Payment, and (iii) for the purpose of calculating the amount (if any) due by SD pursuant to Section 4.7(a) for the final Year of the Term; and $0.25 per MSCF as to any Year in which the weighted average of the Average Monthly CO2 Concentration of SD Gas for such Year is equal to or greater than 60 mole%.
     “Subject CO2” shall have the meaning ascribed to such term in Section 6.5.
     “Taxes” mean any and all taxes, levies or other like assessments, including but not limited to income tax, franchise tax , profits tax, windfall profits tax, surtax, gross receipts tax, capital gains tax, remittance tax, withholding tax, sales tax, use tax, value added tax, goods and services tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, severance tax, excise tax, ad valorem tax, property tax (real, personal or intangible), inventory tax, transfer tax, premium tax, environmental tax (including taxes under Section 59A of the U.S. Internal Revenue Code), customs duty, stamp tax or duty, capital stock tax, franchise tax, margin tax, occupation tax, payroll tax, employment tax, social security tax, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any similar tax or assessment imposed by any Governmental Authority or other taxing authority, together with any interest, fine or penalty, or addition thereto, whether disputed or not.

     “Term” shall have the meaning ascribed to such term in Article II.
     “Three Year Monthly Delivery Schedule” shall have the meaning ascribed to such term in Section 4.5(a).
     “Train 1 In-Service Date” shall mean the first day of the first month following the date on which care, custody and control of Train 1 (as defined in the Construction Management Agreement) is transferred to Oxy pursuant to Section 5.2 of the Construction Management Agreement.
     “Transfer” including the correlative terms “Transferring” or “Transferred” shall mean any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law).
     “Transfer Date” shall have the meaning ascribed to such term in Section 3.3(k)(ii).
     “Transferred Employees” shall have the meaning ascribed to such term in Section 3.3(k)(ii).
     “TSCF” shall mean 1,000,000,000,000 standard cubic feet of Gas or CO2 (as applicable) at a standard pressure base of 14.73 pounds per square inch absolute dry and standard temperature base of 60 degrees Fahrenheit.
     “U.S.” shall mean United States.
     “Val Verde Pipeline” shall mean the 10-inch in diameter CO2 pipeline owned by SD or its Affiliates running from the gas treating plant owned by Oxy or its Affiliates (commonly referred to as the “Terrell Plant”) to the McCamey Pump Station, including lateral pipelines owned by SD or its Affiliates that provide metering facilities and interconnection with (i) Oxy CO2 Pipelines located at or near the McCamey Pump Station and (ii) the Pecos and Canyon Reef Carrier pipelines at or near the McCamey Pump Station operated by Kinder Morgan, Inc. or its Affiliates.
     “Work Site Employees” shall have the meaning ascribed to such term in Section 3.3(j)(ii).
     “Year” shall mean the calendar year (or partial calendar year) commencing on the January 1, 2009 and ending on December 31 of such calendar year, and each succeeding full calendar year (January 1 through December 31) occurring during the Term.
     1.2 General Interpretative Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)	The use of the singular form includes the plural, and the use of the plural form includes the singular.

(b)	The use of any gender herein shall be deemed to include the other gender.

(c)	The captions and headings used in this Agreement are inserted for convenience only and do not constitute part of this Agreement and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision of this Agreement.

(d)	The term “include” or “including” and similar phrases shall mean including without limitation.

(e)	References to “Articles” and “Sections” refer to Articles and Sections of this Agreement.

(f)	Each reference to an “Article” of this Agreement shall include all Sections of such Article. Similarly, each reference to a “Section” shall include all subsections of such Section.

(g)	The terms “hereof”, “herein”, “hereto” and similar words refer to this entire Agreement and not any particular Article, Section, Exhibit or any other subdivision of this Agreement.

(h)	References to “this Agreement” (including any Exhibit hereto) or any other agreement or documents shall be construed as a reference to such agreement or document as the same may be amended, modified, supplemented or restated and shall include a reference to any agreement or document which amends, modifies, supplements or restates, or is entered into, made or given pursuant to or in accordance with its terms.

(i)	Reference to any Person shall be construed as a reference to such Person’s successors and permitted assigns.
ARTICLE II
TERM
     This Agreement shall become effective as of the Effective Date and shall continue until the end of the Year during which the thirtieth (30th) anniversary of the Selexol Unit In-Service Date occurs (the “Term”).
ARTICLE III
TREATMENT COMMITMENTS
     3.1 Treating Requirement. Subject to the terms of this Agreement including Section 4.12, from and after the Selexol Unit In-Service Date and thereafter during the Term, Oxy shall treat at the Century Plant (subject to and in accordance with Sections 3.2 and 3.3) any SD Gas that is Properly Nominated and Delivered for any day during the Term up to the Deemed Daily Treatment Capacity of the Century Plant less any Performance Carve-Out Volumes applicable to such day.

     3.2 SD Gas.
(a)	SD shall use commercially reasonable efforts to cause SD Gas delivered to the Century Plant to meet specification as shown on Exhibit E; provided, for the first full calendar Year of operation following the Century Plant In-Service Date, SD shall cause SD Gas delivered to the Century Plant to meet specification as shown on Exhibit E and to have a CO2 concentration of no less than 62% and no more than 68% (and SD shall use commercially reasonable efforts to cause the average CO2 concentration over a reasonable testing period during such Year established by Oxy to equal 65%).

(b)	Off-Spec Gas.
(i)	Oxy shall use commercially reasonable efforts to accept SD Off-Spec Gas; provided, Oxy shall have no obligation to accept such Off-Spec Gas if the processing of such Off-Spec Gas (A) will result in damage to the Century Facilities, or (B) will not, following treatment in the normal course at the Century Plant, result in Residue Gas consistent with the specifications set forth in the part of Exhibit E labeled “Residue Gas” or CO2 consistent with the specifications set forth in the part of Exhibit E labeled “CO2”. Any CO2 resulting from the treatment of any Off-Spec Gas accepted by Oxy pursuant to this Section 3.2(b) shall be deemed to have been Properly Nominated and Delivered by SD to Oxy for purposes of this Agreement.

(ii)	To the extent that Oxy agrees to accept Off-Spec Gas pursuant to Section 3.2(b)(i), any incremental operating fuel and operating costs associated with the treatment and processing of such Off-Spec Gas shall be calculated pursuant to Section 3.5, shall be for the account of SD, and SD shall pay such amounts pursuant to the provisions of Section 10.3 and 10.4. To the extent that Oxy determines that the treatment of any such Off-Spec Gas will require additional capital expenditure at the Century Plant, Oxy will not be required to use commercially reasonable efforts to accept such Off-Spec Gas except to the extent that (A) SD agrees to pay for such capital improvements on a payment schedule acceptable to Oxy; (B) the Parties agree on an allocation of the additional operating costs (if any) associated with such capital improvement between the Parties; and (C) to the extent such capital improvement will, in the reasonable judgment of Oxy, negatively impact the performance obligations of Oxy pursuant to this Agreement, the Parties agree on an equitable adjustment to such performance obligations.

(iii)	SD shall give Oxy reasonable prior written notice of any Off-Spec Gas that SD anticipates wanting to deliver to the Century Plant. Any Off-Spec Gas not explicitly accepted in writing for delivery by Oxy shall not be deemed to have been delivered to Oxy for purposes of Sections 3.1 or 4.1, and SD shall be liable for any damage to the Century Plant caused by such SD Gas not explicitly accepted by Oxy.
     3.3 Treating.
(a)	Upon receipt of SD Gas at the Century Plant Receipt Point, Oxy shall treat such SD Gas in the Century Plant, and following such treating Oxy shall deliver to SD the Century Plant Products and Residue Gas resulting from such treating at the Century Plant Products Delivery Point and the Century Plant Residue Gas Delivery Point, respectively. CO2 resulting from the treating of SD Gas shall be retained by Oxy. Title to such CO2 shall vest in Oxy at the time the CO2 is separated from the SD Gas stream, and such CO2 shall be deemed to be properly taken by Oxy pursuant to Section 4.1.

(b)	Oxy shall use commercially reasonable efforts to have the Century Facilities operational 24 hours per day, seven days per week, subject in all events to the provisions of the “Deemed Runtime Percentage” definition. Scheduled and unscheduled maintenance shall be conducted in a manner that limits the amount of time the Century Facilities are not fully operational to the least amount of time practicable. Oxy shall use commercially reasonable efforts to maintain and operate the Century Facilities in accordance with Applicable Laws and standard industry practices. Additionally, Oxy shall use commercially reasonable efforts to operate the Century Plant in the manner required to meet the plant design methane concentration in the CO2. In addition, Oxy’s obligations to take and treat SD Gas pursuant to this Article III shall be reduced to reflect the full extent of the Deemed Runtime Percentage. Except as provided in the following sentence, if the Party operating the Century Plant desires to contract for electricity on an interruptible basis, then such action shall be subject to the mutual agreement of the Parties. If Oxy desires to contract for electricity for the Century Plant on a interruptible basis during any period of the Term from and after the time at which Oxy has received 3.5 TSCF of CO2 from SD pursuant to the terms of this Agreement, Oxy shall notify SD thereof and SD shall have the right to elect (by notice given to Oxy within ten (10) days after receipt of such notice from Oxy) to have electricity during such period provided on a firm basis, in which event SD shall bear and pay the difference between the cost of such electricity on a firm basis as compared to such interruptible basis.

(c)	(i) If, during any Month, the average methane component of the CO2 resulting from the treatment of SD Gas at the Century Plant exceeds the greater of (i) 1.0 mole% or (ii) the mole percentage composition demonstrated through performance testing of the Century Plant (the “Methane Standard”), then Oxy shall pay to SD for the calculated Btus in excess of the Methane Standard an amount equal to the IF Waha value of such Btus.
(ii) If, during any Month, the difference of (A) the measured Gas streams in Btus from the process to the plant vent or flare, less (B) losses resulting from Century Plant Design Deficiencies and upsets not caused by the operator (including Force Majeure), exceeds (C) 0.25 mole% of the SD Gas Btus, then Oxy shall pay SD for the calculated Btus in excess of 0.25 mole% of the SD Gas Btus an amount equal to the IF Waha value of such Btus.
(iii) If, in the opinion of non-operator, the operator is not prudently managing plant Loss and Unaccounted For, then the Parties agree to refer the dispute to resolution in accordance with Section 16.5(b).
(d)	Oxy shall initially operate the Century Plant, and shall continue to operate (or cause the operation of) the Century Plant for the entire Term except as set forth in this Section 3.3. During any time that Oxy is acting as operator of the Century Plant, Oxy will have the right to replace any management, supervisory and other employees, as Oxy determines in its reasonable discretion.

(e)	The Parties shall establish an operating committee, with two representatives from each Party, to meet semi-annually (commencing on the Selexol Unit In-Service Date), or more frequently as either Party may reasonably request, to review performance of the Century Plant, and to identify opportunities for operational enhancement (including capital improvements) at the Century Plant. Minutes of each operating committee meeting shall be prepared and distributed by the Party then acting as operator of the Century Plant. The operating committee is a consultative body only, and shall have no authority to bind the Parties.

(f)	SD may, by written notice to Oxy, notify Oxy that SD is considering invoking its rights to become operator of the Century Plant pursuant to Section 3.3(h) if (i) from and after the end of the second full calendar Year of operation following the Century Facilities In-Service Date, the average Deemed Runtime Percentage for any three (3) consecutive Month period is less than 80%, (ii) from and after the end of the third full calendar Year of operation following the Century Facilities In-Service Date, the average Deemed Runtime Percentage for any three (3) consecutive Month period is less than 84%, (iii) from and after the end of the fourth full calendar Year of operation following the Century Facilities In-Service Date, the average Deemed Runtime Percentage for any three (3) consecutive Month period is less than 87%, or (iv) from and after the end of the fifth full calendar Year of operation following the Century Facilities In-Service

Date, the average Deemed Runtime Percentage for any three (3) consecutive Month period is less than 90%.
(g)	From and after the sixth full calendar Year of operation following the Century Plant In-Service Date, if for any rolling two (2) Year period commencing with the fifth full calendar Year of operation following the Century Plant In-Service Date, the Deemed Runtime Percentage for such two (2) Year period is less than 96%, then SD, by written notice to Oxy, may require Oxy to appoint SD as operator of the Century Plant, subject to the provisions of Section 3.3(j).

(h)	Upon delivery of a notice pursuant to Sections 3.3(f) or (i)(2), the Parties shall meet promptly to appoint an independent expert to consult with the Parties to develop an action plan to be undertaken by the Party acting as operator to improve Deemed Runtime Percentage to an acceptable level (as determined by the Parties). The action plan will include targeted completion dates for such actions. If the Party acting as operator does not complete the required actions on or before the agreed schedule, or the Deemed Runtime Percentage does not improve to 96% as measured over the ninety (90) day period commencing with completion of the action plan, the non-operator Party will have the right (i) if SD is the non-operator Party, to require Oxy to appoint SD as operator of the Century Plant (such appointment to be subject to the provisions of Section 3.3(j)), or (ii) if Oxy is the non-operator Party, to terminate SD’s appointment as operator.

(i)	Following the appointment of a new operator pursuant to Section 3.3 (g), 3.3 (h), 3.3(i)(3) or 3.3(k)(iv):
1.	the operating committee shall continue to meet to address operational issues at the Century Plant;

2.	the non-operating Party may, by written notice to the other Party, trigger the provisions of Section 3.3(h) if (i) from and after the second anniversary of the appointment of the operator, the average Deemed Runtime Percentage for any three (3) consecutive Month period is less than 80%, (ii) from and after the third anniversary of the appointment of the operator, the average Deemed Runtime Percentage for any three (3) consecutive Month period is less than 84%, (iii) from and after the fourth anniversary of the appointment of the operator, the average Deemed Runtime Percentage for any three (3) consecutive Month period is less than 87%, or (iv) from and after the fifth anniversary of the appointment of the operator, the average Deemed Runtime Percentage for any three (3) consecutive Month period is less than 90%; and

3.	from and after the third anniversary of the appointment of the new operator pursuant to Section 3.3(g), 3.3(h) or 3.3(i)(3), if for any rolling two (2) Year period following such appointment, the Deemed Runtime Percentage for such two (2) Year period is less than 96%, then the non-operator Party may, by written notice to the other Party, (i) if SD is the non-operator Party, require Oxy to appoint SD as operator of the Century Plant (such appointment to be subject to the provisions of Section 3.3(j)), or (ii) if Oxy is the non-operator Party, to terminate SD’s appointment as operator.
(j)	The following provisions shall apply in the event SD exercises its right to cause Oxy to appoint SD as operator of the Century Plant:
(i)	Oxy will continue to bear the operating expense of the Century Plant, subject to Section 3.5.

(ii)	SD shall be responsible for general direction, supervision and control of employees working at the Century Plant (the “Work Site Employees”).

(iii)	Oxy shall retain the authority to hire, terminate, discipline and reassign all Work Site Employees; provided, with Oxy’s consent, which shall not be unreasonably withheld, SD may replace any management, supervisory and other Work Site Employees and Oxy will have the right to approve the terms of employment.

(iv)	Oxy shall be responsible for the payment of wages to the Work Site Employees, for payment of payroll taxes and for tax withholdings and other lawful and authorized deductions from pay with respect to the Work Site Employees.

(v)	SD and Oxy shall promptly notify the other of all complaints, allegations or incidents of any discrimination or harassment, gross misconduct, workplace safety violations, labor grievances or union organizational activity. The Parties agree to cooperate with and assist each other in the investigation of any such complaints, allegations or incidents.

(vi)	SD shall use commercially reasonably efforts to maintain a safe working environment and provide proper safety training in compliance with state and Federal OSHA Standards.

(vii)	SD shall indemnify, hold harmless, protect and defend Oxy and its Affiliates from and against any and all Claims (A) asserted by Work Site Employees arising out of SD’s direction, supervision and control of Work Site Employees other than Claims for bodily injury to or death of any Work Site Employee, except those involving claims of gross negligence; (B) asserted by Persons other than Oxy and its Affiliates arising out of any failure by SD to comply with the provisions of Section 3.3(j)(vi) or otherwise arising out of the operation of the Century Plant by SD (excluding Claims for bodily injury to or death of any Work Site Employee, except those involving claims of gross negligence); and (C) any environmental Claim in connection with the operation of the Century Plant by SD.

(viii)	Oxy shall add SD as an alternate employer under Oxy’s workers’ compensation insurance policy covering the Work Site Employees and shall notify the Work Site Employees of such coverage. For purposes of Section 13.1 of this Agreement, the Work Site Employees will be considered employees of Oxy until such time (if ever) they become a Transferred Employee, and Transferred Employees will be considered employees of SD for purposes of Section 13.1 from and after the date they become a Transferred Employee.
(k)	(i) If SD is appointed operator of the Century Plant and as of the first anniversary of such appointment SD continues to serve as the operator of the Century Plant, then within 30 days following such first anniversary date SD shall notify Oxy whether SD desires to continue to serve (or not serve) as the operator of the Century Plant. If SD notifies Oxy that it desires to continue to serve as the operator of the Century Plant, then within 30 days of such notice SD (A) may make employment offers to those employees of Oxy working at the Century Plant designated by SD and (B) shall obtain the all risk physical damage insurance coverage for the Century Plant described in Section IID of Exhibit D.
(ii) As to those employees who accept SD’s employment offer (“Transferred Employees”), from and after the date such employees become Transferred Employees (the “Transfer Date”) SD shall provide to such employees (while they continue to be employed by SD) with employee benefit plans that are provided by SD to its similarly situated employees, and SD shall cause such employees to be credited with service with SD and its Affiliates under SD’s employee benefit plans for purposes of eligibility, vesting and seniority.
(iii) Oxy shall be responsible for and discharge all liabilities, obligations, costs, claims and demands, including, but not limited to, wages, bonuses, variable compensation and benefits under applicable plans (including retiree welfare benefits), workers’ compensation coverage and severance pay (“HR Liabilities”): (A) for those Oxy employees who do not become Transferred Employees and/or (B) that are accrued or incurred or are attributable to any breach or default by Oxy prior to the Transfer Date in respect of Transferred Employees.

(iv) Effective as of the Transfer Date, SD shall be responsible for and discharge all HR Liabilities in respect of Transferred Employees.
(v) As to such all risk physical damage insurance coverage for the Century Plant obtained by SD, (A) the self retention or deductible amount under such policy shall be consistent with the self retention or deductible amounts maintained by SD on the Pikes Peak Plant, Grey Ranch Plant and similar plants or facilities owned by SD or its Affiliates (the “SD Self Retention Amount”), (B) in the event of any casualty or other event with respect to the Century Plant giving rise to a claim on such all risk physical damage insurance coverage, SD shall bear and pay the SD Self Retention Amount, and (C) SD shall invoice Oxy for (and Oxy shall pay to SD) the premiums for such all risk physical damage insurance (excluding the self retention and deductible amounts referenced in clause (B) preceding).
(vi) If SD notifies Oxy that it does not desire to continue to serve as the operator of the Century Plant, then as soon as reasonably practicable thereafter Oxy shall commence serving as the operator of the Century Plant.
(l)	If an independent expert is appointed pursuant to this Section 3.3, the Party then operating the Century Plant will bear the cost of such independent expert.
     3.4 Nomination and Delivery of SD Gas to Century Plant.
(a)	SD shall, commencing on or before the fifteenth (15th) Business Day prior to the Selexol Unit In-Service Date, and fifteen (15) Business Days prior to the end of each Month thereafter during the Term, deliver to Oxy a delivery schedule (“Monthly SD Gas Delivery Nomination”) setting forth the amount of the SD Gas nominated by SD to be delivered by SD to the Century Plant Receipt Point during the immediately following Month expressed as a daily rate. The amount nominated by SD in any Monthly SD Gas Delivery Nomination shall not exceed the Designed Inlet Capacity Volume less (if known) the Performance Carve-Out Volumes applicable to such day. If SD fails to provide such Monthly SD Gas Delivery Nomination within such fifteen (15) Business Day period, the Monthly SD Gas Delivery Nomination for such Month shall be deemed to be the volumes that were delivered by SD during the immediately preceding Month.

(b)	Within five (5) Business Days after receipt of each Monthly SD Gas Delivery Nomination from SD, Oxy shall provide SD with notice of how much of the SD Gas nominated by SD for each day of such Month pursuant to such Monthly SD Gas Delivery Nomination that Oxy is able to accept delivery of (“Final Monthly SD Gas Delivery Nomination”) expressed as a daily rate. Subject to Article XIV, SD shall deliver to the

Century Plant Receipt Point on each day of Month the applicable amount of SD Gas (consistent with the specification set forth in the part of Exhibit E labeled “Inlet Gas”) as set forth on the Final Monthly SD Gas Delivery Nomination. If Oxy does not deliver the Final Monthly SD Gas Delivery Nomination within such five (5) Business Day period, the applicable Monthly SD Gas Delivery Nomination shall be deemed the Final Monthly SD Gas Delivery Nomination.

(c)	SD shall use commercially reasonable efforts to make SD Gas available at the Century Plant Receipt Point at an even rate throughout each day. To the extent that SD fails to make SD Gas available at the Century Plant Receipt Point at an even rate throughout each day, Oxy’s obligation to take such SD Gas shall be on a commercially reasonable efforts basis.

(d)	All amounts of Gas nominated by SD in accordance with Article III shall be deemed to be SD Gas that has been “Properly Nominated” by SD. Except as set forth in Section 3.2(b), Oxy shall have no obligation to take delivery of SD Gas that has not been Properly Nominated by SD consistent with the provisions of Sections 3.1, 3.2 and 3.4.
     3.5 Century Plant Cost-Sharing. The provisions of clauses (a), (b) and (c) of this Section 3.5 shall apply until (but not after) the time at which Oxy has received delivery of 3.5 TSCF of CO2 from SD pursuant to the terms of this Agreement.
(a)	Electric power and Plant Fuel used in the operation of the Century Plant shall be separately metered and recorded. The “Century Plant Monthly Gas Fuel and Power Cost Amount” shall be the sum of:
(i)	Century Plant Net Power Amount, plus

(ii)	the product of (A) Plant Fuel used at the Century Plant, multiplied by (B) IF Waha.
(b)	The “SD Century Plant Monthly Gas Fuel and Power Cost Amount” shall be the product of:
(i)	Century Plant Monthly Gas Fuel and Power Cost Amount, multiplied by

(ii)	SD Gas volumes treated in the Century Plant during such Month, divided by

(iii)	total Gas volumes treated in the Century Plant during such Month.
(such SD Gas volumes and Gas volumes based on respective inlet volumes of Gas delivered to the Century Plant during such Month.)

(c)	SD shall bear the following portion of the SD Century Plant Monthly Fuel and Power Cost Amount:
(i)	1, minus

(ii)	the sum of (A) the Oxy Allocated Century Plant Fuel and Power Percentage, plus (B) the Average Monthly CO2 Concentration of SD Gas, minus 0.65;

multiplied by

(iii)	SD Century Plant Monthly Gas Fuel and Power Cost Amount.
(d)	If the Average Monthly CO2 Concentration of SD Gas is less than 60 mole % or greater than 70 mole %, as a condition to Oxy’s agreement to accept such SD Gas, the Parties will agree on an equitable method for adjusting the cost sharing mechanism in respect of such SD Gas.

(e)	Notwithstanding anything to the contrary, if during any Month any Gas other than SD Gas is treated at the Century Plant and any such Gas is Off-Spec Gas, then any incremental electric power and Plant Fuel associated with the treatment and processing of such Off-Spec Gas shall be calculated by Oxy and shall be excluded from the SD Century Plant Monthly Gas Fuel and Power Cost Amount.

(f)	Oxy shall invoice SD Monthly for the amount to be borne by SD pursuant to Section 3.2 and this Section 3.5, and SD shall pay such invoiced amounts pursuant to the provisions of Section 10.3 and 10.4.

(g)	Oxy shall provide SD Monthly a statement reflecting the total Plant Fuel used at the Century Plant during such Month (excluding any such Plant Fuel purchased from third Persons) and SD shall invoice Oxy for (and Oxy shall pay) an amount equal to such total Plant Fuel multiplied by IF Waha for such Month.
     3.6 Sole Remedy. The sole and exclusive remedies for failure to perform pursuant to this Article III are as set forth in Section 3.3.
     3.7 Royalty Owner Volumes. If any royalty owner elects to take in kind its royalty share of any Gas produced by SD or any of its Affiliates and such Gas is treated at the Century Plant, then solely for purposes of Section 4.1, the quantity of CO2 resulting from such treatment shall be deemed to have been delivered by SD to Oxy to the extent that title to such CO2 is transferred to Oxy and the royalty owner of such CO2 has no further claims to such CO2.
     3.8 Expert. Any disputes with respect to Sections 3.2(b) and (c), and 3.3-3.5 shall be resolved pursuant to Section 16.5(b).

ARTICLE IV
DELIVERY AND ACCEPTANCE OF CO2
     4.1 Annual CO2 Requirement. Subject to the terms of this Agreement, from and after January 1, 2009 and each Year thereafter during the Term, (a) SD shall cause the sum of (i) the Century Plant CO2 and (ii) the Legacy Plant Oxy CO2, when added to the Deemed Delivered CO2 Volumes for the same Year, to equal or exceed the applicable Annual Oxy CO2 Requirement, and (b) Oxy shall take delivery of Legacy Plant Oxy CO2 at the Legacy Plant Delivery Points until the sum of such Legacy Plant Oxy CO2, Century Plant CO2 and the Deemed Taken CO2 Volumes for the same Year equal the applicable Annual Oxy CO2 Requirement.
     4.2 Exception to CO2 Obligations. Notwithstanding the provisions of Section 4.1, the obligations of the Parties to make and take delivery of CO2 pursuant to Section 4.1 are subject to the following limitations:
(a)	for the period from January 1, 2009 through the Selexol Unit In-Service Date, (i) the obligation of SD to deliver CO2, and the obligation of Oxy to take delivery of CO2, shall be on a commercially reasonable efforts basis, and neither Party shall incur any liability to the other Party for any failure to deliver or take CO2 during such period, and (ii) to the extent Oxy takes delivery of CO2 from SD pursuant to this Section 4.2(a), Oxy shall reimburse SD for such CO2 at the Per MSCF Weighted Average CO2 Cost for such Month.

(b)	for the period from the Selexol Unit In-Service Date through the Train 1 In-Service Date, (i) Oxy shall have a firm obligation to take any Century Plant CO2, subject to Oxy having in place adequate transportation for such Century Plant CO2, and (ii) all other obligations of SD to deliver CO2, and obligations of Oxy to take CO2, shall be on a commercially reasonable efforts basis, and neither Party shall incur any liability to the other Party for any failure to deliver or take CO2 during such period. Oxy shall provide periodic updates to SD regarding Oxy’s efforts to secure adequate transportation for the Century Plant CO2 to be delivered during the period from the Selexol Unit In-Service Date through the Train 1 In-Service Date.

(c)	In no event shall Oxy be required to accept deliveries of CO2 that have not been Properly Nominated.

(d)	Oxy shall be obligated to only use commercially reasonable efforts to take on any day volumes of CO2 greater than 105% of the Average Daily CO2 Amount applicable to such day, and Oxy shall incur no liability to SD for any failure to take such excess.

     4.3 CO2.
(a)	SD shall cause all CO2 delivered to Oxy at the Legacy Plant Delivery Points to meet the specifications as shown on Exhibit E.

(b)	Off-Spec CO2
(i)	Oxy shall have no obligation to take delivery of Legacy Plant Oxy CO2 that is not consistent (on a composite basis) with the specification as shown on Exhibit E (such CO2, “Off-Spec CO2”); provided that, to the extent the CO2 transportation pipeline to be utilized by either Party will not accept such CO2 for transport, such CO2 shall constitute Off-Spec CO2. Notwithstanding the foregoing, (A) Oxy shall use commercially reasonable efforts to blend Legacy Plant Oxy CO2 with Century Plant CO2 to meet CO2 pipeline specifications and (B) Oxy shall use commercially reasonable efforts to accept Off-Spec CO2. Any such CO2 accepted in writing by Oxy for delivery shall, to the extent delivered, be deemed to have been Properly Nominated and Delivered by SD to Oxy for purposes of this Agreement.

(ii)	SD shall give Oxy reasonable prior written notice of any Off-Spec CO2 that SD anticipates wanting to deliver to Oxy. Any Off-Spec CO2 not explicitly accepted in writing for delivery by Oxy shall not be deemed to have been delivered to Oxy for purposes of Section 4.1, and SD shall be liable for any damage caused by such Off-Spec CO2 not explicitly accepted by Oxy. To the extent Oxy’s acceptance of Off-Spec CO2 impacts Oxy’s ability to perform Oxy’s obligations pursuant to this Agreement, Oxy’s obligations under this Agreement shall be adjusted to reflect the full extent of such impact, as determined by the Parties.
     4.4 Monthly Nominations for Delivery of CO2.
(a)	Legacy Plant CO2 Nominations. SD shall, commencing on or before the fifteenth (15th) Business Day prior to the end of December 2008, and fifteen (15) Business Days prior to the end of each Month thereafter during the Term, provide to Oxy a delivery schedule (“Legacy Plant CO2 Nomination”) setting forth the amount of (i) Legacy Plant Oxy CO2 and (ii) SD Equity CO2 nominated by SD to be delivered to each Legacy Plant Delivery Point during the immediately following Month expressed as a daily rate. If SD fails to provide such Legacy Plant CO2 Nomination within such fifteen (15) Business Day period, the Legacy Plant CO2 Nomination for such Month shall be deemed to be the quantities that were delivered by SD during the immediately preceding Month.

(b)	Final Legacy Plant CO2 Nominations. Within five (5) Business Days after receipt of each Legacy Plant CO2 Nomination from SD, Oxy shall provide SD with notice of how much of the Legacy Plant Oxy CO2 and SD Equity CO2 nominated for such Month by SD pursuant to such Legacy Plant CO2 Nomination that Oxy is able to accept delivery of (“Final Legacy Plant CO2 Nomination”) expressed as a daily rate. Subject to Article XIV, SD shall deliver to each Legacy Plant Delivery Point on each day of such Month the applicable amount of CO2 (consistent with the specification set forth on Exhibit E) as set forth on the Final Legacy Plant CO2 Nomination. If Oxy does not deliver the Final Legacy Plant CO2 Nomination within such five (5) Business Day period, the Legacy Plant CO2 Nomination shall be deemed the Final Legacy Plant CO2 Nomination.

(c)	SD Equity CO2 Redelivery Nominations. SD shall, commencing on or before the fifteenth (15th) Business Day prior to the end of December 2008, and fifteenth (15) Business Days prior to the end of each Month thereafter during the Term, provide to Oxy a CO2 redelivery schedule (“SD Equity CO2 Redelivery Nomination”) for the amount of the SD Equity CO2 nominated by SD to be redelivered by Oxy, up to the amount of SD Equity CO2 nominated pursuant to the Final Legacy Plant CO2 Nomination and subject to adjustments made pursuant to Section 6.3, to specific Oxy Redelivery Points on Oxy CO2 Pipelines during such immediately following Month. If SD fails to provide such SD Equity CO2 Redelivery Nomination within such fifteen (15th) Business Day period, the SD Equity CO2 Redelivery Nomination for such Month shall be deemed to be the quantities that were delivered by SD during the immediately preceding Month.

(d)	SD Delivery Rates. SD shall use commercially reasonable efforts to make Legacy Plant Oxy CO2 and SD Equity CO2 to be delivered pursuant to the Final Legacy Plant CO2 Nomination available at the Legacy Plant Delivery Points at an even rate throughout each day. To the extent that SD fails to make Legacy Plant Oxy CO2 and SD Equity CO2 available at the Legacy Plant Delivery Points at an even rate throughout each day, Oxy’s obligation to take such Legacy Plant Oxy CO2 and SD Equity CO2 shall be on a commercially reasonable basis.

(e)	Oxy Redelivery Rates. Oxy shall use commercially reasonable efforts to redeliver SD Equity CO2 nominated pursuant to the Final Legacy Plant CO2 Nomination subject to adjustments made pursuant to Section 6.3 at an even rate throughout each day.

(f)	Properly Nominated. All amounts of Legacy Plant Oxy CO2 nominated by SD in accordance with Article IV shall be deemed to be CO2 that has been “Properly Nominated” by SD. Except as set forth in Section 4.3(b), Oxy shall have no obligation to take delivery of Legacy Plant Oxy CO2 that has not been Properly Nominated by SD consistent with the provisions of Sections 4.1-4.4.
     4.5 Five Year Budget and Three Year Monthly Delivery Schedule.
(a)	SD shall, commencing ninety (90) days after the Effective Date, and on or before August 1 for each year during the Term, provide Oxy with a projected Month-by-Month delivery schedule for the next successive five (5) Year period. This shall be for budget planning purposes only.

(b)	From time to time SD may have CO2 volumes available from SD Legacy Plants in excess of the Annual Oxy CO2 Requirement. Under such circumstances, SD shall provide Oxy a two (2) Year notice of such excess CO2 volumes and an associated thirty-six (36) Month forecast of such volumes available for the period following the two (2) Year notice (“Three Year Monthly Delivery Schedule”) indicating the nomination of volumes SD will cause to be delivered to Oxy. The Three Year Monthly Delivery Schedule will include (i) SD Gas to Century Plant, (ii) Annual Oxy CO2 Requirement, (iii) SD Equity CO2 and (iv) SD Equity CO2 being offered to Oxy in excess of the Annual Oxy CO2 Requirement.

(c)	Within thirty (30) days after receipt of each Three Year Monthly Delivery Schedule, Oxy shall provide notice to SD with a corresponding schedule of volumes that indicates the volumes of additional SD Equity CO2 nominated by SD that Oxy is able to accept for delivery (“Final Three Year Monthly Delivery Schedule”) which shall then increase the Annual Oxy CO2 Requirement for each Year Oxy accepts delivery of such additional volumes, and decrease SD’s obligation to deliver CO2 volumes, and Oxy’s obligation to take CO2 volumes, in successive Years beginning with the Year closest to the end of the Term of this Agreement in which Oxy is obligated to deliver CO2 volumes to Oxy.
     4.6 Plant Operating Expense and Fuel and Electric Power Cost Reimbursement.
(a)	The operating costs incurred in operating the Pikes Peak Plant, Grey Ranch Plant and Mitchell Plant shall be separately tracked and recorded. The aforesaid operating costs shall include cash costs only (such as plant operating expenses, Plant Fuel, electric power costs at such plants, and the third party treating fee payable at the Mitchell Plant) and shall not include such non cash items such as depreciation, amortization, depletion and corporate overhead (the aggregate amount of such Legacy Plant operating costs, the “Legacy Opex”). For purposes of this Agreement, such Legacy Opex for a Month or a Year, as applicable, will be expressed on a per MSCF of CO2 basis (i.e., CO2 that results from the treatment of Gas at all Legacy Plants, including any such CO2 that is vented) (the “Per MSCF CO2 Cost”), and the weighted average of such Per MSCF CO2 Costs shall be determined (as to the applicable Month or Year, as applicable, the “Per

MSCF Weighted Average CO2 Cost”). Notwithstanding the foregoing, for all purposes of this Agreement, the Per MSCF Weighted Average CO2 Cost shall not exceed an amount equal to (i) $1.00, plus (ii) the product of one percent (1%) multiplied by the positive difference (if any) between (A) NYMEX WTI for such Month, less (B) $125.00.

(b)	SD shall invoice Oxy Monthly for an amount determined by multiplying the Legacy Plant Oxy CO2 for such Month by the Per MSCF Weighted Average CO2 Cost for such Month, and Oxy shall pay such invoiced amounts pursuant to the provisions of Sections 10.3 and 10.4, and such payment shall be in full satisfaction of all obligations of Oxy to SD in respect of such volumes of Legacy Plant Oxy CO2.

(c)	For purposes of this Agreement, Plant Fuel used in any Month shall be deemed to have a value/cost equal to IF Waha.

(d)	Notwithstanding the foregoing provisions of this Section 4.6, to the extent that SD fails in any Year to Properly Nominate and Make Available for Delivery at the Century Plant Receipt Point a quantity of SD Gas that, when treated at the Century Plant, results in a volume of CO2 at least equal to the product of (i) the Deemed Daily Treatment Capacity, multiplied by (ii) 365, multiplied by (iii) the Deemed Runtime Percentage for such Year, multiplied by (iv) 0.65 (such shortfall, the “CP Delivery Shortfall Volume”), then without prejudice to the provisions of Section 4.7 (to the extent the CP Delivery Shortfall Volume results in an Annual CO2 Delivery Deficiency):
(i)	to the extent that a volume of Legacy Plant Oxy CO2 in excess of the CP Delivery Shortfall Volume shall have been delivered and taken during such Year, SD shall repay to Oxy an amount equal to the product of (A) the positive difference, if any, of the Per MSCF Weighted Average CO2 Cost less the Annual Oxy Century Plant Per MSCF CO2 Cost multiplied by (B) the CP Delivery Shortfall Volume;

(ii)	to the extent that the CP Delivery Shortfall Volume exceeds the volume of Legacy Plant Oxy CO2 delivered and taken during such Year, SD shall repay to Oxy an amount equal to the product of (A) the positive difference, if any, of the Per MSCF Weighted Average CO2 Cost less the Annual Oxy Century Plant Per MSCF CO2 Cost multiplied by (B) the volume of Legacy Plant Oxy CO2 delivered and taken during such Year; and

(iii)	to the extent no Legacy Plant Oxy CO2 was delivered and taken during such Year, the provisions of Section 4.7 shall apply.

     4.7 CO2 Delivery Deficiency.
(a)	Within forty-five (45) days following each Year, SD shall provide Oxy a statement for such Year, itemized on a Month-by-Month basis, reflecting (i) the Annual Oxy CO2 Requirement, (ii) Delivered SD CO2, (iii) Deemed Delivered CO2 Volumes, and (iv) the Annual CO2 Delivery Deficiency. If for such Year, the Annual CO2 Delivery Deficiency is zero or less, then no payment or offset with SD Banked CO2s shall be required pursuant to this Section 4.7. If for such Year the Annual CO2 Delivery Deficiency is greater than zero, then as liquidated damages SD shall (x) use an amount of SD Banked CO2s required to offset the Annual CO2 Delivery Deficiency, provided that in no event shall the amount of SD Banked CO2 volumes used in respect of any Month during such Year to offset the portion of the Annual CO2 Delivery Deficiency applicable to such Month exceed 0.833% of the Annual Oxy CO2 Requirement for such Year, and (y) if the amount of SD Banked CO2s permitted to be used to offset the Annual CO2 Delivery Deficiency are not sufficient to offset the Annual CO2 Delivery Deficiency, SD shall pay to Oxy an amount equal to the Stipulated MSCF Amount multiplied by the remaining (non-offset) volumes of Annual CO2 Delivery Deficiency. The volumes of the Annual CO2 Delivery Deficiency with respect to which the payment amount was calculated pursuant to clause (y) preceding shall not be counted against the Annual Oxy CO2 Requirement but rather shall be added to the final Year of the Term (“SD Reallocated Volumes”).

(b)	Upon the application of any SD Banked CO2s pursuant to Section 4.7(a)(x), such SD Banked CO2 volumes shall be deemed eliminated from the SD Banked CO2s.
     4.8 CO2 Take Deficiency.
(a)	Within forty-five (45) days following each Year, Oxy shall provide to SD a statement for such Year, itemized on a Month-by-Month basis, reflecting (i) the Annual Oxy CO2 Requirement, (ii) Delivered SD CO2, (iii) Deemed Taken CO2 Volumes, and (iv) the Annual CO2 Take Deficiency. If for such Year the Annual CO2 Take Deficiency is zero or less, then no payment or offset with Oxy Banked CO2s shall be required pursuant to this Section 4.8. If for such Year the Annual CO2 Take Deficiency is greater than zero, then as liquidated damages Oxy shall (x) use an amount of Oxy Banked CO2s required to offset the Annual CO2 Take Deficiency, provided that in no event shall the amount of Oxy Banked CO2 volumes used in respect of any Month during such Year to offset the portion of the Annual CO2 Take Deficiency applicable to such Month exceed 0.833% of the Annual Oxy CO2 Requirement for such Year, and (y) if the amount of Oxy Banked CO2s permitted to be used to offset the Annual CO2 Take Deficiency are not sufficient to offset the Annual CO2 Take Deficiency, Oxy shall pay to SD an amount equal to the Stipulated MSCF Amount multiplied by the remaining (non-offset) volumes of Annual CO2 Take Deficiency. The volumes of Annual CO2 Take Deficiency with respect to which the payment amount was calculated pursuant to clause (y) preceding shall not be counted against the Annual Oxy CO2 Requirement but rather shall be added to the final Year of the Term (“Oxy Reallocated Volumes”).

(b)	Upon the application of any Oxy Banked CO2s pursuant to Section 4.8(a)(x), such Oxy Banked CO2 volumes shall be deemed eliminated from the Oxy Banked CO2s.
     4.9 Delivery /Take Obligations.
(a)	If during any two (2) consecutive Year period following the first five (5) Years of the Term following the Century Facilities In-Service Date, either the Annual CO2 Delivery Deficiency, or the Annual CO2 Take Deficiency, is greater than twenty percent (20%) of the applicable Annual Oxy CO2 Requirement, then the Party so failing to perform its obligations during such two (2) Year period (the “Deficient Party”) may, by one hundred eighty (180) days prior written notice to the other Party (the “Section 4.9 Notice”), make a lump sum payment to the other Party to reduce its liquidated damages obligations pursuant to Section 4.7 or 4.8 (as applicable) for the remaining Term, as follows:

(b)	the Section 4.9 Notice shall indicate the amount of CO2 the Deficient Party intends to deliver (if the Deficient Party is SD) or that the Deficient Party intends to take (if the Deficient Party is Oxy) for the remaining Term, expressed as percentage of the Annual Oxy CO2 Requirement (the “Adjusted Annual Oxy CO2 Percentage”).

(c)	The Deficient Party shall include in the Section 4.9 Notice a calculation of the following amount (the “Section 4.9 Payment”): the present value (calculated on a 10% discount basis) of the sum of the following amounts, calculated for each remaining Year of the Term:
(i)	one (1) minus the Adjusted Annual Oxy CO2 Percentage, multiplied by

(ii)	the Annual Oxy CO2 Requirement for such Year, multiplied by

(iii)	the Stipulated MSCF Amount.
(d)	Within five (5) Business Days after delivery of the Section 4.9 Notice, the Party receiving the Section 4.9 Notice shall notify the Deficient Party if it agrees with calculation of the Section 4.9 Payment. Any disputes between the Parties with respect to the calculation of the Section 4.9 Payment shall be resolved pursuant to the provisions of Section 16.5(b).

(e)	Within five (5) Business Days following resolution of the correct amount of the Section 4.9 Payment, the Deficient Party shall pay such Section 4.9 Payment to the other Party. Effective on the date such Section 4.9 Payment is received by the other Party (or on such later date as the Parties may agree), the Annual Oxy CO2 Requirement for each Year (or partial Year) of the remaining Term shall be deemed adjusted by multiplying such amount by the Adjusted Annual Oxy CO2 Percentage.

(f)	Following the payment of the Section 4.9 Payment pursuant to Section 4.9(e), this Agreement shall continue in full force and effect for the adjusted Annual Oxy CO2 Requirement for each remaining Year of the Term (as determined by Section 4.9(e)), and subject to the other provisions of this Agreement, provided that
(i)	to the extent such Section 4.9 Payment is made by SD:
(A) during each Year, SD shall offer to Oxy (for delivery at the Legacy Plant Delivery Points) all CO2 produced at the Legacy Plants in excess of the applicable adjusted Annual Oxy CO2 Requirement for such Year (up to the Original SD Requirement less volumes offered by SD to Oxy during the same Year pursuant to Section 4.9(f)(i)(B)), and any volumes of Legacy Plant Oxy CO2 so offered in excess of the applicable adjusted Annual Oxy CO2 Requirement and up to the Original SD Requirement shall be priced in accordance with Section 4.6(d)(i) as if such volumes were a CP Delivery Shortfall Volume; and
(B) SD shall offer to Oxy (for delivery to and treating at the Century Plant in accordance with Section 3.3) all volumes of SD Gas that can be delivered to the Century Plant through collection and transportation systems then used by SD to transport SD Gas to the Century Plant (up to the Original SD Requirement), and SD shall have no obligation under this clause (B) to modify, add to or enlarge any such systems;
(ii)	to the extent such Section 4.9 Payment is made by Oxy
(A) Oxy shall use commercially reasonable efforts to take the volumes of CO2 in excess of the applicable adjusted Annual Oxy CO2 Requirement for such Year made available by SD at the Legacy Plant Delivery Points (up to the Original Oxy Requirement less volumes treated by Oxy during the same Year pursuant to Section 4.9(f)(ii)(B));
(B) Oxy shall give first priority to any proposed deliveries by SD of SD Gas to the Century Plant (as to any day up to the Deemed Daily Treatment Capacity less any Performance Carve-Out Volumes applicable to such day) for treatment pursuant to Section 3.3 (up to the Original Oxy Requirement); and

(C) Oxy shall not take delivery of CO2 from any other source for use in Oxy’s enhanced oil recovery operations in the Permian Basin.
     4.10 Sole Remedies. Each Party’s sole and exclusive remedies for the other Party’s failure to perform pursuant to Sections 4.1-4.4 are as set forth in Sections 4.6-4.8.
     4.11 SD Equity CO2 Adjustments. In addition to SD’s delivery obligations of CO2 set forth in Sections 4.1-4.4, to the extent that SD has volumes of SD Equity CO2 that SD is not using for enhanced oil recovery projects in which SD or one of its Affiliates operates or owns an interest, Oxy shall have a right of first refusal to acquire such additional SD Equity CO2 by reimbursing SD an amount equal to the Per MSCF Weighted Average CO2 Cost applicable for the Month of delivery of such SD Equity CO2. SD shall nominate and Oxy make acceptance of these additional volumes pursuant to Section 4.4.
     4.12 Aggregate Delivery Obligation. Notwithstanding anything on this Agreement to the contrary, the provisions of Sections 3.1, 4.1, 4.2, 4.5, 4.6, 4.7, 4.8, and 4.10 shall be of no force or effect from and after the time at which Oxy has received delivery of 3.5 TSCF of CO2 from SD pursuant to the terms of this Agreement; provided, SD shall use commercially reasonable efforts to deliver volumes of CO2, and Oxy shall use commercially reasonable efforts to treat and take SD Gas and to take volumes of CO2, in each case, in excess of 3.5 TSCF and the terms of this Agreement (other than such Sections 3.1, 4.1, 4.2, 4.5, 4.6, 4.7, 4.8 and 4.10) shall apply to such volumes.
     4.13 Expert. Any disputes between the Parties with respect to this Article IV shall be resolved pursuant to Section 16.5(b).
ARTICLE V
MEASUREMENT, TESTING, TITLE AND RISK OF LOSS
     5.1 Meter Stations. SD shall ensure that a measuring station for custody transfer of Legacy Plant Oxy CO2 delivered hereunder is installed, operated and maintained in accurate working order at each of the Legacy Plant Delivery Points. SD shall ensure that a measuring station for custody transfer of Century Plant CO2 delivered hereunder is installed in accurate working order at the Century Plant CO2 Delivery Point. SD may, at its discretion and cost, install and operate check measurement and check chromatographs on the SD Gas, Residue Gas, and Century Plant CO2 streams. Check measurement may be accomplished with either redundant meter tubes, or parallel meters on a single meter tube. Oxy shall ensure that a measuring station for custody transfer of Century Plant CO2 delivered hereunder is operated and maintained in accurate working order at the Century Plan CO2 Delivery Point. Oxy shall also cause the measuring station for custody transfer of inlet Gas at the Century Plant Receipt Point, for custody transfer of Century Plant Products at the Century Plant Products Delivery Point, and for custody and transfer of Residue Gas at the Century Plant Residue Gas Delivery Point to be operated and maintained in accurate working order. Each such measuring station shall be equipped in accordance with the standards set forth in the American Petroleum Institute, Manual of Petroleum Measurement Standards, Chapters 14.3 and 21.1 and American Gas Association Report No. 3 and No. 9 (latest editions). Measurement equipment will be subject to change to allow use of improved technology under such standards. Each such measuring station will have a check meter installed in the adjoining piping circuit.
     5.2 Procedure. Custody transfer measurement of Gas entering the Century Plant, of Residue Gas and Century Plant Products at the Century Plant, and of CO2 at the Legacy Plants shall be calibrated and inspected in accordance with Exhibit B.
     5.3 Meter Tests. SD shall ensure that the measurement equipment at the Legacy Plant Delivery Points is accurate and in repair, and that such periodic tests of such equipment as SD or the operator of each Legacy Plant may deem necessary are made as often as needed, but in no case shall the calibration interval exceed 31 days. SD shall give Oxy reasonable notice of each such test of the measuring equipment in order that, if Oxy desires, Oxy may have its representative present to witness such test (subject to the receipt of any required approval of any third party operator of the applicable Legacy Plant). Oxy shall ensure that the measurement equipment at the Century Plant Receipt Point, the Century Plant CO2 Delivery Point, the Century Plant Residue Gas Delivery Point, and the Century Plant Products Delivery Point is accurate and in repair, and that such periodic tests of such equipment as Oxy may deem necessary are made as often as needed, but in no case shall the calibration interval exceed 31 days. Oxy shall give SD reasonable notice of each such test of the measuring equipment in order that, if SD desires, SD may have its representative present to witness such test.
     5.4 Testing.
(a)	SD shall cause monthly composite tests to determine the quantity and specifications of Legacy Plant Oxy CO2 delivered to Oxy at the Legacy Plant Delivery Points to be made as often as reasonably necessary by approved standard methods in general use. SD shall promptly furnish Oxy with copies of all such test results. SD shall give Oxy reasonable notice of all such tests in order that Oxy may have its representative present, if Oxy so desires (subject, however, to obtaining any required approval from any third party operator of any Legacy Plant).

(b)	Composition of SD Gas, Residue Gas and CO2 at the Century Plant, relative density, heating value, and other relevant values shall be determined by online chromatographic analysis, except that analysis of the Century Plant Product shall be determined by monthly laboratory analysis. The chromatographs shall be interfaced with the electronic flow meter on each particular stream for updates of noted values as such are measured and calculated in order that measured quantities are determined utilizing such information and thereby representative of the gas quality experienced at the delivery point, receipt point or other pertinent measurement location for the reported time interval. Chromatographs shall be calibrated daily using standards representative of the streams being analyzed. If analysis is outside chromatograph design accuracy and repeatability, the chromatograph will require calibration that day. At a minimum each chromatograph must be tested and verified weekly. This will require a minimum of three separate standards. Gas Chromatographs shall be installed, operated, maintained and verified according to applicable industry standards (API 14.1, API 21.1, GPA 2261, GPA 2145, GPA 2172, and GPA 2177).

(c)	Century Plant Product samples shall be taken monthly for all volumes sold during the preceding Month and delivered to a third party laboratory for analysis.

(d)	Oxy and SD shall use commercially reasonable efforts to cause all of the data resulting from the tests and analyses described in this Section 5.4 to be made available electronically on line to the other Party at all times, including feeds of live chromatograph analysis data.
     5.5 Disputes. Any dispute between the Parties with respect to matters addressed in Sections 5.1-5.5 shall be resolved pursuant to Section 16.5(b).
     5.6 Title and Risk of Loss.
(a)	As between SD and Oxy, (i) title to Century Plant Products and Residue Gas shall remain in SD at all times, (ii) title to CO2 resulting from the treating of SD Gas in the Century Plant shall vest in Oxy at the time such CO2 is separated from the SD Gas stream, and (iii) title to CO2 delivered by SD to Oxy at the Legacy Plant Delivery Points shall transfer from SD to Oxy at the time such CO2 passes through such Legacy Plant Delivery Points.

(b)	As between SD and Oxy, (i) during the period following the delivery to Oxy of SD Gas at the Century Plant Receipt Point and the redelivery of the Residue Gas and Century Plant Products to SD, the Party acting as operator of the Century Plant shall be in possession and control of such SD Gas and shall be responsible for any loss of such SD Gas (without limiting Section 3.3(c), except Century Plant Fuel due to the same being addressed in Section 3.5, and loss and unaccounted for Gas as normally occurs during treating) and Claims caused thereby (other than as set forth in Section 13.2) , (ii) prior to the delivery to Oxy of CO2 at Legacy Plant Delivery Points, SD shall be in possession and control of such CO2 and shall be responsible for any loss of such CO2 and Claims caused thereby (provided, if any of such CO2 is transported to any such delivery point through a pipeline owned or operated by Oxy or one of its Affiliates, the terms of any tariff or other agreement relating to such transportation shall control over any conflicting provisions set forth in this Section 5.7(b)(ii)), (iii) following the delivery to Oxy of Legacy Plant Oxy CO2 at the Legacy Plant Delivery Points, and following the separation in the Century Plant of CO2 from the SD Gas stream when Oxy is operator of the Century Plant, Oxy shall be in possession and control of such CO2 and shall be responsible for any loss of such CO2 and Claims caused thereby, and (iv)

SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL
TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS
BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE
TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (* * *).
when SD is operator of the Century Plant, following the separation in the Century Plant of CO2 from the SD Gas stream and until delivery of such CO2 to Oxy, SD shall be in possession and control of such CO2 and shall be responsible for any loss of such CO2 and Claims caused thereby.
ARTICLE VI
PIPELINE TRANSPORTATION OF CO2
     6.1 McCamey to Seminole Pipeline. Oxy may, at its sole option, elect to construct and place in service a pipeline (and related equipment and facilities) from (or near) the McCamey Delivery Point to (or near) Seminole, Texas (the “Seminole Pipeline”) to transport CO2. If constructed, Oxy shall notify SD when the Seminole Pipeline is placed into service (the “Seminole Pipeline In Service Date”). During the period commencing no sooner than the thirtieth (30th) day following SD’s receipt of the aforesaid notice (if any) from Oxy regarding the Seminole Pipeline In Service Date and ending as of the expiration of the Term, SD agrees to transport over, and Oxy agrees to provide the requisite capacity on the Seminole Pipeline to so transport, SD Equity CO2 to the Denver City Facilities. Without limiting Section 6.4, to the extent Oxy elects to construct and place in service the Seminole Pipeline, the maximum volume of SD Equity CO2 that Oxy shall be obligated to transport pursuant to this Section 6.1 is 780 MMSCFD less the sum of (a) Century Plant CO2 and (b) Legacy Plant Oxy CO2 transported on the same day by Oxy under this Agreement. SD shall pay to Oxy $*** per MSCF of SD Equity CO2 so transported over the Seminole Pipeline.
     6.2 Space Available Redelivery Points. “Oxy CO2 Pipelines” shall include (a) Bravo pipeline system, (b) Sheep Mountain pipeline, (c) ESTE pipeline, (d) Anton Irish pipeline, (e) Permian Basin pipelines (I) that originate at Denver City or (II) that are located near or at the McCamey Pump Station, now or hereafter that Oxy or its Affiliates either own or over which they have assignable rights to transport without fee and (f) all associated laterals and pipelines of the pipelines described in clauses (a) through (e) preceding. With respect to SD Equity CO2 transported on the Seminole Pipeline pursuant to Section 6.1 or by third Person pursuant to Section 6.3, SD may elect to take redelivery of all or any volume of such SD Equity CO2 at any interconnection point on any one or more of the Oxy CO2 Pipelines subject to capacity being available on such Oxy CO2 Pipeline for such volume of SD Equity CO2 pursuant to Section 4.4. Oxy shall use commercially reasonable efforts to accommodate SD’s request. The fee payable by SD pursuant to Section 6.1 shall also cover any service provided on the Oxy CO2 Pipelines; provided, Oxy may also include any pipeline booster pump fees at Oxy’s actual incremental cost or as mutually agreed.
     6.3 Settlement of Imbalances. Oxy and SD agree to deliver CO2 in accordance with and subject to all the terms of this Agreement and to maintain as close as reasonably possible a Monthly balance between SD Equity CO2 delivered and SD Equity CO2 redelivered. The differences, if any, between the volumes of CO2 delivered by SD to Oxy and the volumes of

SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL
TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS
BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE
TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (* * *).
CO2 redelivered by Oxy to SD hereunder at the end of each calendar year (any such difference being an “Imbalance Quantity”) shall be settled as follows:
(a)	The Party that has a greater amount of CO2 delivered to it under this Agreement during a calendar year (“Over-receiving Party”) shall attempt to balance in kind with the Party that has received the lesser amount of CO2 during the same Year under this Agreement (“Under-receiving Party”) by increasing to the extent possible the Over-receiving Party’s volume of deliveries hereunder to eliminate such Imbalance Quantity within ninety (90) days after the end of the applicable Year of the imbalance or within ninety (90) days after the end of the Term. The Under-receiving Party may elect to receive all or part of the volumes of CO2 constituting an Imbalance Quantity at any of its respective Legacy Plant Delivery Points if for Oxy’s account, or Oxy CO2 Redelivery Points if for SD’s account. If after the ninety (90) day period, an Imbalance Quantity still remains, both Parties will work in good faith to resolve any outstanding balances. At any time throughout the Term should the Imbalance Quantity exceed five (5) BCF, the Under-receiving Party may at its sole option, by providing notice thereof to the Over-receiving Party within thirty (30) days of such determination, elect to either (i) take delivery of such Imbalance Quantity during the twelve (12) Months following such determination or (ii) be paid the Per MSCF Weighted Average CO2 Cost of the settlement Month for such Imbalance Quantity by the Over-receiving Party within sixty (60) days of receiving such notification.

(b)	An Imbalance Quantity existing at the termination of this Agreement will be adjusted by the Over-receiving Party, in its sole discretion, either (i) by delivering to the Under-receiving Party such Imbalance Quantity over a six Month period from the date of such termination on a schedule determined by the Under-receiving Party or (ii) by paying the Under-receiving Party an amount equal to the Per MSCF Weighted Average CO2 Cost of the settlement Month for such Imbalance Quantity.
     6.4 Third Party Transportation. To the extent that Oxy does not elect to construct and place into service the Seminole Pipeline, Oxy shall enter into one or more transportation agreements with one or more CO2 pipeline transportation companies, which transportation agreement(s) shall permit Oxy to ship up to 780 MMSCFD which shall include (a) Century Plant CO2, (b) Legacy Plant Oxy CO2 and (c) SD Equity CO2. Through the Train 1 In-Service Date, SD shall pay to Oxy the actual third party costs incurred by Oxy in transporting such SD Equity CO2 pursuant to this Section 6.4; thereafter, SD shall pay Oxy $*** per MSCF of SD Equity CO2 transported pursuant to this Section 6.4.

SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL
TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS
BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE
TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (* * *).
     6.5 Additional Oxy Transportation Obligations. If Oxy fails or is unable to take CO2 in satisfaction of its obligations under Article IV or CO2 resulting from the treatment of SD Gas at the Century Plant (the “Subject CO2”), in addition to the transportation obligations of Oxy pursuant to Sections 6.1 and 6.3, Oxy shall provide transportation for the Subject CO2 consistent with the terms of this Article VI (including the payment to Oxy of $*** per MSCF of Subject CO2 transported pursuant to this Section 6.5), subject to Article XIV.
     6.6 Transport to McCamey. Notwithstanding anything to the contrary, as to CO2 volumes transported under this Article VI, the segment of such transportation service from Legacy Plant Delivery Points or Century Plant CO2 Delivery Point to the McCamey Delivery Point shall be provided free of charge to SD.
ARTICLE VII
TAXES
     7.1 Tax Liability. In the event SD is appointed operator of the Century Plant, all Taxes arising from SD’s conduct as operator of the Century Plant shall become the responsibility of SD. Oxy shall be responsible for all Taxes arising from its receipt of CO2 produced from the treatment of SD Gas. SD shall be responsible for all Taxes arising from its receipt of the Century Plants Products and Residue Gas. Any other Tax shall be the responsibility of the Party having the legal liability for such Tax under applicable federal, state, or local laws.
     7.2 Exemption Claim. To the extent applicable to any tax to be borne by a Party pursuant to Section 7.1, such Party may furnish a properly executed direct payment certificate or an exemption certificate in lieu of sales or use tax.
ARTICLE VIII
CARBON CREDITS AND INCREMENTAL COSTS
     SD and Oxy shall each comply with, and cause their Affiliates to comply with, their respective obligations pursuant to Exhibit C.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES
     9.1 Representations by Oxy. Oxy represents and warrants to SD that:
(a)	Oxy is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in the State of Texas.

(b)	Oxy has all requisite corporate power, authority and capacity to execute, deliver and perform this Agreement and to consummate the transaction contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby by Oxy have been duly and validly authorized by all necessary corporate action on the part of Oxy, and this Agreement has been duly and validly executed and delivered by Oxy, and is the valid and binding obligation of Oxy, enforceable against Oxy in accordance with its terms, subject to Applicable Laws of bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(c)	The execution, delivery and performance by Oxy of this Agreement does not and will not (i) conflict with or violate any provision of Oxy’s organizational documents; (ii) violate any provision of any Applicable Laws; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any contracts or other instruments to which Oxy is a party; or (iv) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person that has not been obtained or the failure to obtain which would cause a material adverse effect on Oxy’s ability to perform its obligations under this Agreement.
     9.2 Representations by SD. SD represents and warrants to Oxy that:
(a)	SD is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in the State of Texas.

(b)	SD has all requisite corporate power, authority and capacity to execute, deliver and perform this Agreement and to consummate the transaction contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby by SD has been duly and validly authorized by all necessary corporate action on the part of SD, and this Agreement has been duly and validly executed and delivered by SD, and is a valid and binding obligation of SD, enforceable against SD in accordance with its terms, subject to Applicable Laws of bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(c)	The execution, delivery and performance by SD of this Agreement does not and will not (i) conflict with or violate any provision of SD’s organizational documents; (ii) violate any provision of any Applicable Laws; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any contracts or other instruments to which SD is a party; or (iv) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person that has not been obtained or the failure to obtain which would cause a material adverse effect on SD’s ability to perform its obligations under this Agreement.

(d)	SD Gas and CO2 delivered to Oxy under this Agreement shall be free and clear of any liens, security interests or other encumbrances or adverse claims of any parties (including Royalty Obligations).
     9.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT BUT WITHOUT LIMITING ANY OF OXY’S OR SD’S RIGHTS AND OBLIGATIONS UNDER THE CONSTRUCTION MANAGEMENT AGREEMENT, NEITHER OXY NOR SD MAKES, AND EACH HEREBY DISCLAIMS, ANY AND ALL EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF FITNESS FOR PARTICULAR PURPOSE, WARRANTIES OF MERCHANTABILITY, OR WARRANTIES AS TO QUALITY OR CONFORMANCE WITH DESCRIPTION OR SAMPLE.
ARTICLE X
ACCOUNTING AND PAYMENTS
     10.1 Data to be Supplied by Oxy. Oxy agrees to furnish to SD Monthly statements regarding the Century Plant and any other amounts due from SD pursuant to Sections 3.3(b), 3.5(f), 4.6(d) and Article VI on or before the twentieth (20th) day of the following Month. The Parties shall cooperate in determining the form of such monthly statement.
     10.2 Data to be Supplied by SD. SD agrees to furnish to Oxy Monthly statements regarding each of the Pikes Peak Plant, Grey Ranch Plant or Mitchell Plant as to those Months during which SD delivered to Oxy at the Legacy Plant Delivery Points CO2 from such plant and any other amounts due from Oxy pursuant to Sections 3.3(c), 3.3(j), 3.5(g), 4,6(a) and 4.11. The aforesaid monthly statements shall be delivered to Oxy on or before the twentieth (20th) day of the following Month. The Parties shall cooperate in determining the form of such monthly statements.
     10.3 Invoices.
(a)	Each Party owed any amounts pursuant to this Agreement from the other Party shall invoice the other Party as soon as practicable after it has received the information needed to compute such amounts (but in any event no more frequently than Monthly), and the amounts covered by each such invoice shall be due within thirty (30) days following the date the recipient of the invoice received the same.

(b)	If the Party receiving an invoice hereunder in good faith disputes all or any portion of such invoice, it may notify the invoicing Party in writing of the basis for such dispute. The Party receiving the invoice shall pay the undisputed portion of the invoice. No payment of any amount reflected on an invoice shall constitute any limitation or waiver of each Party’s rights pursuant to Section 10.4. The nonpayment by a Party of any amount disputed by such Party and for which a notice has been given to the other Party pursuant to the preceding provisions shall not give rise to a default hereunder; provided, upon the resolution of such dispute any amount determined (whether by mutual agreement, judgment or otherwise) to be owed by the disputing Party shall be paid within fifteen (15) Business Days after such determination together with interest thereon pursuant to Section 12.6(a) from the due date of the original invoice until paid.

(c)	Each Party shall pay or cause to be paid in U.S. Dollars in immediately available funds all amounts which become due and payable by such Party hereunder to a bank account or accounts designated by and in accordance with instructions issued by the Party entitled to receive the payment.
     10.4 Auditing. Each Party shall have the right at reasonable business hours to examine the books, records and measurement documents of the other Party to the extent necessary to verify the accuracy of any statement, payment, calculation or determination made pursuant to the provisions of this Agreement for any calendar year within two calendar years following the end of such calendar year. If any such examination shall reveal, or if either Party shall discover, any error or inaccuracy in its own or the other Party’s statement, payment, calculation or determination, then proper adjustment and correction thereof shall be made as promptly as practicable thereafter, except that no adjustment or correction shall be made if more than three (3) Years have elapsed since the error or inaccuracy occurred.
     10.5 Waiver of Lien Rights. Each Party fully waives and releases any and all rights that it may have under Applicable Law to retain (or encumber with a lien or security interest) any SD Gas, Residue Gas, Century Plant Products, Century Plant CO2, Legacy Plant Oxy CO2, SD Equity CO2, Subject CO2 or CO2 acquired by Oxy pursuant to this Agreement in partial or full satisfaction of, or to secure the payment of, any amount due to such Party from the other Party pursuant to this Agreement.
     10.6 Set Off Rights. If any amount (other than amounts being disputed in good faith pursuant to Section 10.3(b)) becomes due and payable pursuant to the terms of this Agreement and has not been paid by the Party required to pay the same (an “Outstanding Amount”), the other Party may set off the Outstanding Amount against any amounts owed or to become owing by such other Party pursuant to this Agreement to the Party that has failed to pay the Outstanding Amount.
ARTICLE XI
SCHEDULES
     11.1 Completion of Century Facilities.

(a)	At least twelve (12) Months prior to the anticipated Selexol Unit In-Service Date, SD shall provide Oxy with a written notice specifying a two (2) Month window within which SD anticipates the occurrence of the Selexol Unit In-Service Date. Thereafter, at least six (6) Months, three (3) Months and one (1) Month prior to the anticipated Selexol Unit In-Service Date, SD shall provide additional notices to Oxy specifying the anticipated Selexol Unit In-Service Date, each of which may specify a window for such Unit 1 In Service Date that is forth-five (45) days, thirty (30) days and fifteen (15) days, respectively. SD shall use commercially reasonable efforts to assure that the Selexol Unit In-Service Date occurs within the windows specified in the notices delivered pursuant to this Section 11.1(a).

(b)	At least twelve (12) Months prior to the anticipated Century Facilities In-Service Date, SD shall provide Oxy with a written notice specifying a two (2) Month window within which SD anticipates the occurrence of the Century Facilities In-Service Date. Thereafter, at least six (6) Months, three (3) Months and one (1) Month prior to the anticipated Century Facilities In-Service Date, SD shall provide additional notices to Oxy specifying the anticipated Century Facilities In-Service Date, each of which may specify a window for such Century Facilities In-Service Date that is forty-five (45) days, thirty (30) days and fifteen (15) days, respectively. SD shall use commercially reasonable efforts to assure that the Century Facilities In-Service Date occurs within the windows specified in the notices delivered pursuant to this Section 11.1(b).
     11.2 Operations Reporting and Other Information.
(a)	The Century Plant operator shall provide the non-operator a monthly report on or before the twentieth (20th) day of each Month which includes, (i) for each day of the previous Month: (A) runtime, (B) loss, (C) SD Gas MSCF, (D) SD Gas Btus, (E) Residue Gas MSCF, (F) Residue Gas Btus, (G) Century Plant CO2 MSCF, (H) Century Plant CO2 Btus and (I) plant balance, and (ii) for the previous month: (A) the monthly total of each of the daily reported values and (B) plant product barrels, in a mutually agreeable format.

(b)	Each Party shall endeavor to keep the other Party informed of any current or anticipated operational or commercial constraints, events of Force Majeure, maintenance or repairs, impacting such Party’s ability to perform its obligations pursuant to this Agreement. In addition, each Party shall furnish such other information as the other Party may reasonably request.

ARTICLE XII
REMEDIES
     12.1 Termination Rights. The Parties agree that this Agreement may be terminated only in accordance with the provisions of this Section 12.1 and each Party waives any other rights that such Party may have under Applicable Laws to terminate this Agreement.
(a)	Oxy, on one hundred eighty (180) days prior written notice to SD, may terminate this Agreement at any time; provided, in order for such termination to be effective, Oxy, on or before expiration of such one hundred eighty (180) day period, shall (i) pay to SD the full amount of the Section 4.9 Payment under Section 4.9(c), calculated as if the “Adjusted Annual Oxy CO2 Percentage” specified by Oxy is 0%, (ii) cause full title and interest in the Century Facilities to be transferred to SD (such transfer to SD to be without any representations or warranties from Oxy [save for standard representations with respect to ownership and title], and to be without any ongoing indemnification obligations from Oxy), and (iii) to pay to SD 100% of the portion of the cost to construct the Century Facilities paid by SD (i.e., in excess of any amounts paid by Oxy for the construction of the Century Facilities), as amortized (i.e., reduced) using the same amortization schedule that Oxy elects to use in respect of the Century Facilities. SD, by written notice to Oxy, may elect to accept such termination by Oxy without the delivery of title to the Century Facilities. Within a reasonable period of time following request by Oxy, SD shall provide to Oxy the amount described in clause (iii) above.

(b)	SD, on one hundred eighty (180) days prior written notice to Oxy, may terminate this Agreement at any time, provided that such a termination shall not be effective except and until SD has delivered to Oxy a payment equal to the sum of (i) the full amount of the Section 4.9 Payment under Section 4.9(c), calculated as if the “Adjusted Annual Oxy CO2 Percentage” specified by SD is 0%, and (ii) 100% of the then current book value of the Century Facilities (including all initial costs of constructing the Century Facilities, as well as all capital costs subsequently incurred by Oxy in respect of the Century Facilities), such book value to be calculated in accordance with generally accepted accounting principles. Within a reasonable period of time following request by SD, Oxy shall provide to SD the amount described in clause (iii) above.
     12.2 Payment Obligations. If a Party fails to pay when due any payment under this Agreement and such failure is not remedied within fifteen (15) Business Days after written notice thereof from the other Party, interest shall thereafter accrue on such amounts at the rate set forth in Section 12.6.
     12.3 Other Obligations. If a Party fails to comply with any of its obligations under this Agreement (excluding the obligations covered by Article III or IV) and such failure is not remedied for thirty (30) days after written notice thereof, or if the failure is not reasonably capable of cure within thirty (30) days, then such Party has not commenced to cure the failure within said thirty (30) day period and is not diligently pursuing the cure in good faith thereafter, then (except as otherwise explicitly set forth in this Agreement) the sole remedy of such Party shall be to sue the defaulting Party for damages.
     12.4 Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY BUT WITHOUT LIMITING THE RIGHTS AND OBLIGATIONS OF THE PARTIES PURSUANT TO SECTIONS 4.6, 4.7 AND 4.8 AND THIS ARTICLE XII, IN NO EVENT SHALL A PARTY EVER BE LIABLE TO THE OTHER PARTY, AND EACH PARTY HEREBY WAIVES AND RELEASES THE OTHER PARTY, WITH RESPECT TO ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES FROM ITS PERFORMANCE UNDER THIS AGREEMENT OR FOR ANY FAILURE OF PERFORMANCE HEREUNDER OR RELATED HERETO, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.
     12.5 Effect of Termination. Termination of this Agreement for any reason shall not affect (a) Oxy’s obligation to deliver to SD Residue Gas and Century Plant Products resulting from the treatment of SD Gas at the Century Plant prior to such termination, (b) each Party’s payment obligations pursuant to Article X with respect to amounts due under this Agreement that are attributable to periods prior to such termination, (c) any Party’s indemnification obligations under this Agreement or (d) any other obligations of either Party which by their nature are to be performed after termination of this Agreement.
     12.6 Past Due Interest. (a) Amounts that become due pursuant to Section 10.3(b) shall bear interest at the lesser of the highest legally permissible rate or LIBOR plus 2%.
          (b) If either Party fails to pay any amount payable to the other Party hereunder when due (excluding amounts covered by Section 12.6(a)), interest thereon shall accrue and be payable at the lesser of the highest legally permissible rate or LIBOR plus 7% from the date when payment was due until the date payment is made.
     12.7 Reasonable Damages. The Parties acknowledge and agree that the terms, conditions and amounts fixed as liquidated damages and exclusive remedies pursuant to Sections 3.3, 4.7, 4.8, 4.9 and 12.1, are reasonable, considering the loss of revenues and the actual costs that either Party will incur if the other Party fails to satisfy the delivery, take and treating obligations (as applicable) set forth in Sections 4.1 and 3.1. The amounts and terms of such liquidated damages and exclusive remedies are agreed upon and fixed hereunder by the Parties because of the difficulty of ascertaining the exact amount of losses and/or costs that will be actually incurred by SD or Oxy in such event, and the Parties hereby agree that all such amounts are a reasonable estimate of SD’s or Oxy’s probable loss (and are not a penalty) and that such amounts shall be applicable regardless of the amount of such lost revenues and increased costs actually incurred by such Party.

ARTICLE XIII
INDEMNIFICATION AND RELEASE
     13.1 Employee; Third Person Claims. Each Party (the “Indemnifying Party”) shall indemnify, protect, defend and hold harmless the other Party and Affiliates of the other Party (the “Indemnified Parties”) from and against (i) any and all Claims arising out of the performance of this Agreement made by the employees working at the Century Plant of the Indemnifying Party or the employees of contractors or subcontractors of the Indemnifying Party involved in work related to the Century Plant, (ii) any and all Claims arising out of the performance of this Agreement made by Persons other than a Party or its Affiliates for bodily injury to or death of, or damage to or loss of property of, such Person and caused or contributed to by the gross negligence of the Indemnifying Party, and (iii) any losses or Claims arising out of a breach by such Party of its representations as set forth in this Agreement. THE AFORESAID INDEMNIFICATION OBLIGATIONS SHALL APPLY EVEN IF THE NEGLIGENCE OR GROSS NEGLIGENCE OF ANY ONE OR MORE OF THE INDEMNIFIED PARTIES CAUSED OR CONTRIBUTED TO SUCH CLAIM; PROVIDED, AS TO CLAIMS COVERED BY CLAUSE (ii) PRECEDING THE INDEMNIFYING PARTY SHALL NOT BE OBLIGATED TO PROVIDE INDEMNIFICATION FOR THE PORTION (IF ANY) OF SUCH CLAIMS DETERMINED TO HAVE BEEN CAUSED BY THE NEGLIGENCE OR GROSS NEGLIGENCE OF ANY ONE OR MORE OF THE INDEMNIFIED PARTIES.
     13.2 Release. Each Party (the “Releasing Party”) hereby waives and releases the other Party and Affiliates of the other Party from any damage to or destruction or loss of property owned or in the possession of the Releasing Party or Affiliates of the Releasing Party caused in whole or in part by the other Party or Affiliates of the other Party (the “Released Parties”) INCLUDING DAMAGES, DESTRUCTION OR LOSS DUE TO THE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY OF THE RELEASED PARTIES; provided, during any period that SD is responsible for obtaining all risk physical damage insurance coverage for the Century Plant pursuant to Section 3.3(k)(iii), SD shall be responsible for any physical damage to or physical loss of the Century Plant.
ARTICLE XIV
FORCE MAJEURE
     14.1 Force Majeure.
(a)	If either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, it is agreed that, on such Party’s giving notice and reasonably full particulars of such Force Majeure to the other Party promptly after the occurrence of such Force Majeure event, then the obligations of the Party giving such notice, so far as they are affected by such Force Majeure event, shall be suspended during the continuance of such Force Majeure event, but for no longer period than such Force Majeure event could be remedied with all reasonable efforts (except as provided in Section 14.2).

(b)	As used in this Agreement, “Force Majeure” events shall include any events or circumstances (or any combination of events and/or circumstances) not within the reasonable control, directly or indirectly, of the Party affected, but only if and to the extent that: (i) such event(s) and/or circumstance(s), despite the exercise by such Party of the Standards of a Reasonable and Prudent Person, cannot be prevented, avoided or removed by such Party, (ii) such event(s) and/or circumstance(s) causes or results in a failure by such Party to perform its obligations under this Agreement, and (iii) such Party has taken all reasonable precautions, exercised due care and has taken reasonable alternative measures in order to avoid the effect of such event(s) and/or circumstance(s) on such Party’s ability to perform such obligations and to mitigate the consequences thereof. “Force Majeure” events include:
(i)	any act of God or the public enemy, fire, explosion, flood, war, terrorism, national emergency, riot, sabotage or embargo, in each case affecting the physical operation of or, in the case of an asset not owned or controlled by such Party, the ability to utilize, (A) the Century Plant or any of the Legacy Plants, (B) any of the pipelines from the SD Upstream Compressor Facilities to the Century Plant or to the Legacy Plants, as applicable, (C) any of the pipelines through which Residue Gas is transported from the Century Plant to the applicable transmission pipeline, (D) any of the pipeline through which CO2 is transported from the Century Plant or any of the Legacy Plants, as applicable, to the Denver City Facilities, (E) the SD Upstream Compressor Facilities, and (F) the Denver City Facilities (collectively, the “FM Assets”);

(ii)	any Labor Difficulties from whatever cause arising and whether or not the demands of the employees involved are within the power of the claiming Party to concede, in each case affecting the physical operation of, or the ability to utilize, any of the FM Assets;

(iii)	compliance with any order, action, direction or request of any Governmental Authority or with any Applicable Law not brought about by any action or omission on the part of the Party claiming the Force Majeure, in each case affecting the physical operation of, or the ability to utilize, the FM Assets; and

(iv)	failure of any utilities, or lack of access or adequate supply of any utilities (including water), needed to operate a FM asset.
(c)	Notwithstanding the terms of Section 14.1(b), “Force Majeure” shall expressly exclude the following events:
(i)	the negligence or misconduct of the Party (or any of its Affiliates) claiming Force Majeure relief in connection with the performance or non-performance of the terms of this Agreement or any related activity;

(ii)	late delivery of equipment or materials (unless caused by an independent Force Majeure event);

(iii)	changes in costs of goods and services, changes in costs of regulatory or other compliance with Applicable Laws and regulations;

(iv)	failure of such Party’s subcontractors to perform (unless caused by an independent Force Majeure event);

(v)	economic hardship, the lack of finances, or economic convenience; and

(vi)	the failure of either Party to pay money pursuant to the terms of this Agreement.
     14.2 Strikes and Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party suffering the Labor Difficulties and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of the Labor Difficulties by acceding to the demands of any opposing party when such course is inadvisable in the discretion of the Party suffering the Labor Difficulties. Notwithstanding the foregoing a Party suffering Labor Difficulties shall act in good faith with respect to the other Party when attempting to remedy such Labor Difficulties.
     14.3 Reference to Expert. Any dispute between the Parties with respect to matters addressed in Article XIV shall be resolved pursuant to Section 16.5(b).
ARTICLE XV
INSURANCE
     15.1 Coverages. Each Party shall procure and maintain during the Term the insurance coverages set forth on Exhibit D.
     15.2 Certificates: Proof of Loss. On or before the required date for the insurance to be provided hereunder, each Party shall furnish certificates of insurance to the other Party evidencing the insurance required of such Party pursuant to this Agreement.
ARTICLE XVI
GENERAL PROVISIONS
     16.1 Relationship of the Parties. The Parties do not intend to create, and this Agreement shall not be construed to create, a partnership, joint venture or any fiduciary relationship between the Parties.

     16.2 No Third Party Beneficiaries. This Agreement is intended to be solely for the benefit of Oxy and SD, their successors and permitted assignees, and is not intended to and shall not confer any rights or benefits on any other Person.
     16.3 Confidentiality. Unless required by Applicable Laws or the rules of any recognized, national stock exchange, neither Party shall disclose or otherwise make available to any other Person (other than such Party’s Affiliates, employees, contractors and subcontractors thereof, officers, directors, legal advisors, financial advisors, accountants, prospective lenders and assignees; provided, as a condition to such disclosure each such Person shall agree to maintain the confidentiality of such information) any information regarding the Century Facilities, the existence of or the terms of this Agreement, or information made available by SD to Oxy pursuant to Section 4.5 (“Confidential Information”) without the prior written consent of the other Party. Confidential Information shall not include information which (a) the Party can demonstrate was known to it prior to its disclosure by the other Party; (b) is, or later becomes, public knowledge without breach of this Agreement by such Party; (c) was received by such Party from a third party without obligation of confidentiality; or (d) is developed by such Party independently from Confidential Information received from the other Party, as evidenced by appropriate documentation. In the event that disclosure is required by court order or a Governmental Authority, the Party subject to such requirement shall promptly notify the other Party and will use reasonable efforts to obtain protective orders or similar restraints with respect to such disclosure. The Parties acknowledge and agrees that, in the event of any breach or threatened breach of this Section 16.3 by either Party or its Affiliates, the other Party would be irreparably harmed and could not be made whole by monetary damages recoverable under this Agreement. Accordingly, in addition to any other remedy to which a Party may be entitled at law or in equity, and notwithstanding any other provision in this Agreement, a Party shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of, or to compel specific performance of, the provisions of this Section 16.3, and neither Party, its Affiliates, nor its representatives shall oppose the granting of such relief in any court of competent jurisdiction provided the request for injunction is reasonable. For the purpose of this Section 16.3, the Parties, on their and their Affiliates’ behalf, hereby irrevocably agree to submit to the non-exclusive jurisdiction of any court or tribunal of competent jurisdiction in which a claim for injunction is brought. In the event such injunctive relief is sought, the losing Party agrees to reimburse the prevailing Party for all costs, including reasonable legal counsel fees, incurred by the prevailing Party.
     16.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.
     16.5 Disputes; Jurisdiction.
(a)	EXCEPT AS PROVIDED IN SECTION 16.5(b), ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE RIGHTS AND DUTIES OF THE PARTIES ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT ONLY IN THE UNITED STATES

DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS (OR IF THAT COURT REFUSES JURISDICTION, THE DISTRICT COURT OF THE STATE OF TEXAS SITTING IN AND FOR HARRIS COUNTY) AND NOT IN ANY OTHER COURT OR TRIBUNAL. EACH PARTY SUBMITS ITSELF AND ITS PROPERTY TO THE PERSONAL JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS AND THE COURTS OF THE STATE OF TEXAS SITTING IN AND FOR HARRIS COUNTY, IN ANY SUCH ACTION. EACH PARTY WAIVES ANY OBJECTION THAT IT NOW OR IN THE FUTURE MAY HAVE TO THE VENUE OF ANY SUCH ACTION AND ANY RIGHT TO ASSERT THAT THE COURT IS INCONVENIENT, AND AGREES NOT TO RAISE ANY SUCH OBJECTION OR ASSERTION.

(b)	Notwithstanding anything to the contrary in Section 16.5(a) (but subject to Section 16.5(c)), if pursuant to any of the other terms of this any dispute is specifically required to be resolved pursuant to this Section 16.5(b), such dispute shall be resolved as follows:
(i)	No later than three (3) Business Days after the date either Party delivers to the other Party written notice of such dispute, the Parties shall meet for a period not to exceed three (3) Business Days and attempt in good faith to resolve such dispute;

(ii)	If the Parties are unable to resolve such dispute within such three (3) Business Day period, either Party may demand by written notice to the other Party that such dispute be considered jointly by an Executive Officer of each Party. No later than three (3) Business Days after the date of such notice, each Party shall cause its Executive Officer to meet with the other Party’s Executive Officer and attempt in good faith to resolve such dispute. Any decision of the Parties’ Executive Officers with respect to such dispute shall be final and binding on the Parties;

(iii)	If the Parties’ Executive Officers are unable to resolve such dispute within a five (5) Business Day period, then either Party may demand by written notice to the other Party that such dispute be resolved by an independent and impartial individual of national standing with relevant qualifications and experience appointed by an agreement between the Parties (a “Sole Expert”). If the Parties fail to agree on the Sole Expert, either Party may request that the International Institute for Conflict Prevention and Resolution appoint the Sole Expert. Any Sole Expert so appointed shall be acting as an expert and not as an arbitrator. The Sole Expert shall issue a decision with respect to such dispute no later than twenty (20) Business Days after the date such dispute is referred to the Sole Expert. The decision of the Sole Expert with respect to such dispute shall (expect in the case of manifest error or fraud) be final and binding on the Parties. The decision of the Sole Expert may include a requirement that a Party specifically perform any obligation of such Party that is part of the subject matter of the applicable dispute. The costs and expenses of the Sole Expert shall be borne equally by the Parties.

(iv)	It is the intent of the Parties that the dispute resolution proceedings described in this Section 16.15(b) shall be conduced expeditiously, without initial recourse to the courts (except on account of equitable relief as provided below), and without interlocutory appeals of the decisions to the courts. However, if a Party refuses to honor its obligations under this Section 16.5(b), the other Party may obtain appropriate relief in the court referenced in Section 16.5(a) compelling performance under this Section 16.5(b). Any and all of the Sole Experts’ orders and decisions may be enforced if necessary by the court referenced in Section 16.5(a). EACH PARTY AGREES THAT DISPUTE RESOLUTION PURSUANT TO THIS SECTION 16.5(b) SHALL BE THE EXCLUSIVE METHOD FOR RESOLVING ALL DISPUTES COVERED BY SECTION 16.5(b) AND THAT IT WILL NOT COMMENCE AN ACTION OR PROCEEDING, EXCEPT AS PROVIDED IN THIS SECTION 16.5(b).
(c)	Notwithstanding anything to the contrary other than (and subject to) Section 16.5(b), each Party may bring actions in the court referenced in Section 16.5(a) seeking injunctions to prevent any breach or violation of this Agreement or seeking to compel performance with the terms and provisions of this Agreement.
     16.6 Effect of Waiver. No waiver by a Party of any one or more defaults by the other Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character.
     16.7 Assignment. Neither Party may assign this Agreement nor any of its rights hereunder without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed; provided, each Party shall have the right to assign this Agreement or any of its rights hereunder to one of its Affiliates without the consent of the other Party. A Party may withhold its consent to any proposed assignment if such Party determines in good faith that the proposed assignee does not have the financial, technical or operating ability to guarantee proper and timely payment and performance of the obligations of the assignor Party under this Agreement. With respect to any assignment effectuated in accordance with the terms of this Section 16.7 to a non Affiliate, the assignor Party (a) shall be released from and not be liable for any obligations arising under this Agreement that are attributable to any period from and after the effective date of such assignment, and (b) shall remain liable for all obligations on the part of the assignor Party arising under this Agreement that are attributable to any period prior to the effective date of such assignment.

With respect to any assignment effectuated in accordance with the terms of this Section 16.7 to an Affiliate, the assignor Party shall remain liable with the Affiliate (on a joint and several basis) for all obligations on the part of the assignor Party arising under this Agreement that are attributable to any period prior to or after the effective date of such assignment.
     16.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     16.9 Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, representations and understandings, written or oral, pertaining thereto.
     16.10 Amendments. No modifications, amendments, or other changes in or to this Agreement will be binding on any Party unless consented to in writing by each Party.
     16.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of that provision in any other jurisdiction.
     16.12 Notices. All notices, statements, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given when deposited in the United States Mail, postage prepaid, sent by mutually acceptable electronic means, delivered by Western Union telegraph or courier service with charges prepaid, or transmitted by a facsimile transmission device (telecopier), as the case may be, followed by delivery of the original, and addressed as follows:
If to Oxy:

For contractual matters (including accounting):

CO2 Contracts Coordinator
Occidental Permian Ltd.
5 Greenway Plaza, Suite 110
Houston, Texas 77046
Fax: 713-985-1742
Email: CO2_Contracts@oxy.com

For operational/nomination matters:

CO2 Nominations Coordinator
Occidental Permian Ltd.
5 Greenway Plaza, Suite 110
Houston, Texas 77046
Fax: 713-985-1286
Email: CO2_Nominations@oxy.com

For all matters other than operational/nomination or contractual matters:

President and General Manager
Occidental Permian Ltd.
5 Greenway Plaza, Suite 110
Houston, Texas 77046
Fax: 713-985-8952
Email: ken_dillon@oxy.com

with copy to:

Vice President Acquisitions and Corporate Finance
Oxy USA Inc.
10889 Wilshire Boulevard
Los Angeles, California 90024
Fax: 310-443-6435
Email: todd_stevens@oxy.com

and

Occidental Oil and Gas Corporation
Vice President and General Counsel
10889 Wilshire Boulevard
Los Angeles, California 90024
Fax: 310-443-6192
Email: michael_preston@oxy.com

If to SD:

For contractual matters:

Senior Counsel
SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102
Fax: 405-753-5988
Email: scargill@sdrge.com
For accounting matters:
Assistant Controller — Midstream
SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102
Fax: 405-463-5512
Email: shopkins@sdrge.com
For operational matters:
Manager of Treating and Processing
SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102
Fax: 405-753-5986
Email: cmidkiff@sdrge.com
For nomination matters:
CO2 Coordinator
6 Desta Drive, Suite 6300
Midland, Texas 79705
Fax: 432-687-4244
Email: bharryman@sdrge.com
or, to such other address as either Party shall hereafter notify the other from time to time. If an emergency affects significantly the ability of a Party to perform under this Agreement, such Party shall notify the other Party by telephone or in person as soon as possible of the event, the consequences and anticipated duration of such emergency and confirm such notification in writing as soon thereafter as is practicable. Notices shall be effective upon receipt. From time to time the Parties may mutually agree to the delivery of nominations, operating information regarding the Century Facilities or other similar information through electronic means, in which case such agreement shall be evidenced by a letter agreement or other instrument supplementing this Agreement.
     16.13 Authorized Representatives. In order to secure effective cooperation and to deal on a prompt and orderly basis with the various scheduling and administrative issues which may arise in connection with the rights and obligations of the Parties hereunder, each Party shall appoint its own Authorized Representative and notify the other Party in writing of such representative’s name, address, e-mail address, facsimile and telephone number within five days after the execution of this Agreement. Either Party may, at any time, change the designation of its Authorized Representative, provided such Party shall promptly notify the other Party in writing of such change. Each Party’s Authorized Representative shall be authorized to administer, but not modify or amend, this Agreement on behalf of such Party and agree upon procedures and provide such information as is necessary for coordinating the efforts of the Parties.
     16.14 Public Announcements. The Parties shall not, except as required by Applicable Laws or the rules of any recognized national stock exchange, (i) cause any public announcement to be made regarding this Agreement or the Construction Management Agreement without the consent of the other Party, which consent shall not be unreasonably withheld, or (ii) make any public statements regarding the construction of the Century Facilities without using reasonable efforts to consult the other Party; provided, in no event shall details of the commercial terms of this Agreement or the Construction Management Agreement be disclosed. If a Party shall be required to cause such a public announcement to be made pursuant to any Applicable Laws or the rules of any recognized national stock exchange, such Party shall endeavor to provide the other Party at least 48 hours prior written notice of such announcement.
     16.15 Power Marketing. To the extent Oxy has an Affiliate engaged in power marketing, Oxy shall cause such Affiliate to offer the same services to SD, where commercially reasonable, for no charge other than the cost of the electricity.
Signature Pages Follow

     IN WITNESS WHEREOF the Parties have executed this Agreement as of the Effective Date.

OXY USA INC., a Delaware corporation
By:	/s/ Todd A. Stevens
Todd A. Stevens, Vice President

[Signature page to Gas Treating and CO2 Delivery Agreement]

SANDRIDGE EXPLORATION AND PRODUCTION, LLC
By:	/s/ Tom L.Ward
Tom L.Ward, Chairman,
Chief Executive Officer and President

[Signature page to Gas Treating and CO2 Delivery Agreement]